IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
TERAFORCE TECHNOLOGY CORPORATION, et .al. Debtors.	§ CASE NO. 05-38756-BJH-11 § § (Jointly Administered) § §

FIFTH AMENDED DISCLOSURE STATEMENT IN SUPPORT OF THE
DEBTORS’ AND BEAN GROUP’S FOURTH AMENDED JOINT
CONSOLIDATED CHAPTER 11 PLAN OF REORGANIZATION

Joseph J. Wielebinski, Esq. Texas Bar No. 21432400	Edward L. Rothberg, Esq.
Davor Rukavina, Esq.	Texas Bar No. 17313990
Texas Bar No. 24030781	WEYCER, KAPLAN, PULASKI
MUNSCH HARDT KOPF & HARR, P.C.	& ZUBER, P.C.
3800 Lincoln Plaza	11 Greenway Plaza
500 N. Akard Street	Suite 1400
Dallas, Texas 75202-2790	Houston, Texas 77046
Telephone: (214) 855-7500	Telephone: (713) 961-9045
Facsimile: (214) 978-4375	Facsimile: (713) 961-5341
ATTORNEYS FOR THE	ATTORNEYS FOR
DEBTORS-IN-POSSESSION	THE BEAN GROUP

DATED: MARCH 1, 2006.

INTRODUCTORY DISCLOSURES

THIS FIFTH AMENDED DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”), JOINTLY FILED BY TERAFORCE TECHNOLOGY CORPORATION (“TERAFORCE”), DNA COMPUTING SOLUTIONS, INC. (“DNA”, TOGETHER WITH TERAFORCE, THE “DEBTORS”), AND THE BEAN GROUP (TOGETHER WITH THE DEBTORS, THE “PROPONENTS”), SUMMARIZES CERTAIN PROVISIONS OF THE DEBTORS’ AND BEAN GROUP’S FOURTH AMENDED JOINT CONSOLIDATED CHAPTER 11 PLAN OF REORGANIZATION (THE “PLAN”), INCLUDING PROVISIONS RELATING TO THE PLAN’S TREATMENT OF CLAIMS AGAINST THE DEBTORS AND PROVISIONS RELATING TO THE VARIOUS RELEASES PROVIDED BY AND PROPOSED UNDER THE PLAN. THE DISCLOSURE STATEMENT ALSO SUMMARIZES CERTAIN FINANCIAL INFORMATION CONCERNING THE DEBTORS AND THE CLAIMS ASSERTED AGAINST THE DEBTORS IN THE BANKRUPTCY CASES. WHILE THE PROPONENTS BELIEVE THAT THE DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION WITH RESPECT TO THE INFORMATION SUMMARIZED, CREDITORS SHOULD REVIEW THE ENTIRE PLAN AND EACH OF THE DOCUMENTS REFERENCED HEREIN, AND SHOULD SEEK THE ADVICE OF THEIR OWN COUNSEL BEFORE CASTING THEIR BALLOTS.

EXCEPT FOR THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO, NO REPRESENTATIONS CONCERNING THE DEBTORS, THE DEBTORS’ ASSETS AND LIABILITIES, THE PAST OR FUTURE OPERATIONS OF THE DEBTORS, THE PLAN, OR ALTERNATIVES TO THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN, OTHER THAN AS ARE CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO, ARE UNAUTHORIZED AND SHOULD BE REPORTED IMMEDIATELY TO THE PROPONENTS’ RESPECTIVE COUNSEL.

WHILE THE PROPONENTS PARTICIPATED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT, CERTAIN FINANCIAL, HISTORICAL AND OTHER INFORMATION REGARDING THE DEBTORS SET FORTH HEREIN WAS OBTAINED FROM DOCUMENTS PREPARED FOR THE DEBTORS BY THIRD PARTIES. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE, ACCURATE AND RELIABLE. HOWEVER, THE PROPONENTS HAVE REVIEWED THE INFORMATION SET FORTH HEREIN AND GENERALLY BELIEVE IT TO BE COMPLETE, ACCURATE AND RELIABLE BASED UPON THE SOURCES OF INFORMATION AVAILABLE TO THEM.

THE APPROVAL OF THE DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTY OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS, THE PROPONENTS, OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED AS CONFERRING UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER. THE DISCLOSURE STATEMENT IS INFORMATIONAL ONLY. ADDITIONALLY, CREDITORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH CREDITOR SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTER CONCERNING THE PLAN, INCLUDING THE TREATMENT OF CLAIMS UNDER THE PLAN, THE RELEASES PROVIDED BY AND PROPOSED UNDER THE PLAN, THE TRANSACTIONS, RELEASES AND INJUNCTIONS PROVIDED UNDER THE PLAN, AND THE VOTING PROCEDURES AND ELECTIONS APPLICABLE TO THE PLAN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

EXHIBITS

To the Disclosure Statement

“A”	Debtors’ and Bean Group’s	Fourth Amended Joint Consolidated Chapter 11 Plan of Reorganization, dated March 2,
2006
“B”	Notice of Determination

“C”	Excerpts from Statements of Financial Affairs Related to Potential Avoidance Actions

“D”	Liquidation Analysis

“E”	Chart of Beneficial Ownership of TeraForce by Members of the Bean Group

To the Plan

“A”	Bean Group Agency Agreement

“B”	Inter-Creditor Agreement between Bean Group and Carmichael

DEFINITIONS

In addition to the defined terms listed above and defined elsewhere in this Disclosure Statement, the following terms, as used in this Disclosure Statement, shall have the following meanings, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires. Further, terms which are used in this Disclosure Statement which are defined in the Plan shall have the meaning ascribed to them in the Plan.

“Administrative Claim” means a Claim for any cost or expense of administration of the Bankruptcy Cases under section 503(b) of the Bankruptcy Code, including, without limitation, any fees or charges assessed against the Estates of the Debtors pursuant to 28 U.S.C. § 1930.

“Administrative Claims Bar Date” means the day that is thirty (30) days after the Effective Date, or the next Business Day thereafter, and represents the deadline for certain holders of Administrative Claims requiring approval from the Bankruptcy Court for their Allowance to file applications requesting the Allowance of same as provided for in section 3.1.2 of the Plan.

“Allowed” as it relates to any type of Claim provided for under the Plan, a Claim: (i) which has been scheduled as undisputed, noncontingent and liquidated in the Schedules and as to which: (a) no proof of Claim has been timely filed, and (b) no objection thereto has been timely filed; (ii) as to which a proof of Claim has been timely filed and either (a) no objection thereto has been timely filed, or (b) such Claim has been allowed (but only to the extent allowed) by a Final Order of the Bankruptcy Court; (iii) which has been expressly allowed under the provisions of the Plan; or (iv) which is an Administrative Claim approved by Final Order of the Bankruptcy Court.

“Allowed Administrative Claim” means: (i) an Administrative Claim that has been Allowed (but only to the extent Allowed), if approval from the Bankruptcy Court is required in order to Allow same; and (ii) an Administrative Claim which: (a) is incurred by the Debtors after the Petition Date in the ordinary course of their business operations or pursuant to an order enter by the Bankruptcy Court granting automatic administrative claim status; (b) is not disputed by the Debtors, the Committee, the Bean Group, or the Reorganized Debtor; and (c) does not require approval from the Bankruptcy Court to become Allowed.

“Allowed Priority Claim” means a Priority Claim that has been Allowed (but only to the extent Allowed).

“Ballot” means the ballot, the form of which has been approved by the Bankruptcy Court, accompanying this Disclosure Statement provided to each holder of a Claim entitled to vote to accept or reject the Plan.

“Balloting Agent” means Robert P. Capps.

“Bar Date” means October 21, 2005.

“Carmichael” means Don B. Carmichael.

“Carmichael Claim” means any Claim held or assertable by Carmichael against one or more of the Debtors, their Estates, or their property, and includes his Allowed Unsecured Claim in the amount of $510,236 arising under that certain Convertible Promissory Note dated March 9, 2005, but specifically excludes any Claim that Carmichael may have a community interest in that is held by his wife.

“Claim” means a claim against any one or both of the Debtors, the Estates, and/or property of the Debtors or the Estates, as such term is defined in section 101(5) of the Bankruptcy Code, arising prior to the Effective Date.

“Competing Plan” means the Competing Proponents’ Amended Joint Consolidated Plan of Reorganization filed on February 6, 2006 proposed by Wyatt, Carmichael and S&G .

“Creditor” means the holder of any Claim entitled to distributions with respect to such Claim.

“Disallowed Claim” means a Claim or portion thereof that (i) has been disallowed by a Final Order; (ii) is identified in the Schedules in an amount of zero dollars or as contingent, unliquidated, or disputed and as to which a proof of Claim was not filed by the Bar Date; or (iii) is not identified in the Schedules and as to which no proof of Claim has been filed or deemed filed by the Bar Date.

“Disputed Claim” means any Claim or any portion thereof which has not become Allowed and which is not a Disallowed Claim. In the event that any part of a Claim is a Disputed Claim, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under the Plan unless the party responsible for the payment thereof, the objecting party, and the holder thereof agree otherwise; provided, however, that nothing in this definition of “Disputed Claim” is intended to or does impair the rights of any holder of a Disputed Claim to pursue its rights under section 502(c) of the Bankruptcy Code. Without limiting any of the foregoing, but subject to the provisions of the Plan, a Claim that is the subject of a pending application, motion, complaint, objection, or any other legal proceeding seeking to disallow, limit, subordinate, or estimate such Claim shall be deemed to constitute a Disputed Claim unless and until the entry of a Final Order providing otherwise.

“Equity Interest” means any ownership interest or share in TeraForce or DNA (including, without limitation, all options, conversion rights, warrants or other rights to obtain such an interest or share in TeraForce) whether or not transferable, preferred, common, voting, or denominated “stock” or a similar security.

“Estates” means, collectively, the estates created for the Debtors pursuant to section 541 of the Bankruptcy Code.

“Executory Contract” means, collectively, “executory contracts” and “unexpired leases” of the Debtors as of the Petition Date as such terms are used within section 365 of the Bankruptcy Code, and specifically excludes any of the GEF Sale Documents.

“Final Order” means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal having jurisdiction over the subject matter thereof which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which (i) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken or granted.

“GEF Sale Order” means that certain Agreed Order Pursuant to Sections 105(a), and 363 of the Bankruptcy Code and Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure (i) Authorizing the Debtors’ Sale to GE Fanuc Embedded Systems, Inc. of Substantially All Assets of DNA Computing Solutions, Inc., Free and Clear of Liens, Claims, Interests, and Encumbrances and (ii) Approving an Asset Purchase Agreement, as entered by the Bankruptcy Court.

“GEF Sale Documents” (i) the APA; (ii) all agreements and contracts incorporated into the APA, including the Indemnity Escrow Agreement; (iii) the TSA; and (iv) the Sublease.

“Intercompany Claim” means any Claim held by one of the Debtors against the other Debtor, or by one of the Estates against the other Estate.

“LOC” means the $3 million letter of credit posted by Wyatt in support of the Competing Plan.

“Postpetition” means at any time on or after the Petition Date.

“Prepetition” means at any time prior to the Petition Date.

“Priority Claim” means a Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Claim.

“Pro Rata Share” means, with respect to any distribution to a Class under the Plan, as of any particular distribution date, proportionate sharing pursuant to which the ratio of the cumulative amount of all funds distributed on account of an Allowed Claim to the amount of such Allowed Claim is the same as the ratio of the cumulative amount distributed to such Class to the total amount of all Allowed Claims and Disputed Claims classified into such Class.

“S&G” means S&G Associates on its own behalf and as agent under 12% Convertible Subordinated Notes.

“Schedules” means the Schedules of Assets and Liabilities and the Statement of Financial Affairs filed by the Debtors with the clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

“Secured Claim” means a Claim that is alleged to be secured, in whole or in part, (i) by a lien against an asset of the Debtors or the Estates to the extent such lien is valid, perfected and enforceable under applicable non-bankruptcy law and is not subject to avoidance or subordination under the Bankruptcy Code or other applicable non-bankruptcy law, but only to the extent that such Claim is secured within the meaning of section 506(a) of the Bankruptcy Code; or (ii) as a result of rights of setoff under section 553 of the Bankruptcy Code.

“Secured Creditor” means the holder of a Secured Claim.

“Subordinated Claim” means: (i) a Claim that is subordinated pursuant to sections 510(c) of the Bankruptcy Code by Final Order of the Bankruptcy Court; and (ii) a Claim that is subordinated under sections 510(a) or (b) without the need for any such Final Order. For purposes of voting and distribution under the Plan, any Claim arising under those 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation, unless otherwise held by Final Order of the Bankruptcy Court as provided for in this Plan, shall be subordinated under section 510(a) of the Bankruptcy Code and under this Plan and treated as a Claim under Class 5 for voting and distribution, because the Plan, at a minimum, does not provide for the payment in full of debts of Bank One or its subrogee, O. S. Wyatt, Jr.

“Unsecured Claim” means any Claim that is not secured by a valid and enforceable lien against any asset of the Debtors or the Estates, but excluding any Administrative Claim, Priority Claim, KERP Claim, Secured Claim, or an Equity Interest, and including a Subordinated Claim if not secured by a valid and enforceable lien against any asset of the Debtors or the Estates.

“Unsecured Creditor” means the holder of a Unsecured Claim.

“Voting Period” means the period established by the Bankruptcy Court within which Ballots may be cast on the Plan.

“Wyatt” shall mean O.S. Wyatt, Jr., a Class 4 creditor with an Allowed Claim in the amount of $3,926,720.50.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
TERAFORCE TECHNOLOGY CORPORATION, et .al. Debtors.	§ CASE NO. 05-38756-BJH-11 § § (Jointly Administered) § §

FIFTH AMENDED DISCLOSURE STATEMENT IN SUPPORT OF THE
DEBTORS’ AND BEAN GROUP’S FOURTH AMENDED JOINT
CONSOLIDATED CHAPTER 11 PLAN OF REORGANIZATION

TeraForce Technology Corporation (“TeraForce”), DNA Computing Solutions, Inc. (“DNA,” together with TeraForce, the “Debtors”), and the Bean Group (together with the Debtors, the “Proponents”) hereby submit this Fifth Amended Disclosure Statement (the “Disclosure Statement”) in support of the Debtors’ and Bean Group’s Fourth Amended Joint Consolidated Chapter 11 Plan of Reorganization (the “Plan”), a copy of which is attached hereto as Exhibit “A”.

ARTICLE I.

INTRODUCTION

On August 3, 2005 (the “Petition Date”), the Debtors filed separate petitions for relief under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101, et. seq., the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”), thereby initiating cases numbered 05-38756-BJH-11 (TeraForce) and 05-38757-HDH-11 (DNA) (together, the “Bankruptcy Cases”), jointly administered under case number 05-38756-BJH-11 (the “Lead Case”).

On March 1, 2006, the Proponents filed the Plan with the Bankruptcy Court. The Plan proposes, among other things, the means by which all Claims and Equity Interests against the Debtors will be finally resolved and treated for distribution purposes, consistent with the provisions and priorities mandated by the Bankruptcy Code. Approval and consummation of the Plan will enable the Bankruptcy Cases to be finally concluded.

The Proponents hereby submit this Disclosure Statement in connection with the solicitation of votes on, and providing information regarding, the Plan. On March 2, 2006, after notice and a hearing, the Bankruptcy Court, The Honorable Barbara J. Houser presiding, entered an order approving the Disclosure Statement as containing information of a kind and in sufficient detail, to enable Creditors whose votes on the Plan are being solicited to make an informed judgment on whether to accept or reject the Plan. The Bankruptcy Court’s approval of the Disclosure Statement does not constitute the Court’s approval or disapproval of the Plan.

The Disclosure Statement, which includes the Plan as Exhibit “A”, is being mailed to each holder of a Claim against the Debtor that has not been disallowed. However, the Proponents are only seeking votes on the Plan from Creditors who are entitled to vote. Only those Creditors who have received a Ballot may vote to accept or reject the Plan. With respect to voting on the Plan, pursuant to the Bankruptcy Code, only those Creditors holding Claims within impaired Classes under the Plan are entitled to vote. The purpose of this Disclosure Statement is to enable Creditors to make an informed decision in exercising their right to vote to accept or reject the Plan.

The Proponents have promulgated the Plan consistent with the provisions of the Bankruptcy Code. The Proponents believe that the Plan provides the best means for maximizing recovery to each of the Classes of Claims under the Plan, in the most expedient manner, and in light of the assets available for distribution to Creditors. The Proponents believe that the Plan enables affected Creditors to receive a distribution on account of their Claims which is substantially greater than what they would receive if the Bankruptcy Cases were converted to a Chapter 7 liquidation and assets of the Debtors were liquidated within the parameters of Chapter 7 of the Bankruptcy Code.

This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid and supplement in your review of the Plan, and attempts to explain the terms and implications of the Plan. Every effort has been made to fully explain the various aspects of the Plan as it may affect Creditors. All Persons receiving this Disclosure Statement are urged to review all of the provisions of the Plan, which is attached to the Disclosure Statement as Exhibit “A,” and all of the Exhibits to this Disclosure Statement, in addition to reviewing the text of this Disclosure Statement. If you have any questions, you may contact the Debtors’ counsel and every effort will be made to assist you.

Creditors should read this Disclosure Statement in its entirety prior to voting on the Plan. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. No other party has been authorized to utilize any information concerning the Debtors, their operations, and their assets and liabilities, other than the information contained in this Disclosure Statement, to solicit votes on the Plan. Creditors should not rely on any information relating to the Debtors, their operations, or their assets and liabilities, other than the information contained in this Disclosure Statement and the Exhibits attached hereto.

After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot (if you have been provided with one) and returning the same to the address set forth on the Ballot, in the enclosed return envelope, so that it will be received by the Balloting Agent no later than 5:00 p.m., Central Time, on March 31, 2006.

If you do not vote to accept the Plan, or if you are the holder of an unimpaired Claim, you may be bound by the Plan if it is accepted by the requisite holders of Claims. See Article IV of this Disclosure Statement for a discussion of voting procedures and requirements.

TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN 5:00 P.M., CENTRAL TIME, ON MARCH 31, 2006. For detailed voting instructions and the name, address, and phone number of the person you may contact if you have questions, see Article IV of this Disclosure Statement.

Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), on April 4, 2006, at 9:00 a.m., Central Time, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before March 31, 2006, in the manner described in Article V.B of this Disclosure Statement.

THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN.

ARTICLE II.
OVERVIEW OF THE PLAN

Parties are cautioned to read the Plan carefully in order to fully understand its terms. This section offers a summary of the Plan only, given in lay and non-technical terms, and is not to be construed as conclusive. Where this summary or Disclosure Statement varies or conflicts with the Plan, the terms of the Plan control.

The Proponents have designed the Plan to utilize all of the Debtors’ assets and to maximize their values for all Creditors. The Debtors’ assets can be categorized into two general categories: (i) those that can be liquidated; and (ii) those that require future operations to realize.

The Debtors have sold many of their assets postpetition to GEF, as discussed in greater detail in Article VII.K of this Disclosure Statement. However, they retain other assets which can be liquidated. The largest of these assets is the Reliance Claim, the Vista Claims, and the Avoidance Actions, as discussed in detail elsewhere in this Disclosure Statement. The Reliance Claim should yield a recovery of approximately $800,000 to $1,100,000 and could yield additional recoveries, all depending on the insolvency proceedings pending in Pennsylvania, as discussed in detail in Article VI.D of this Disclosure Statement.

Other remaining assets cannot be readily liquidated and in certain cases require on-going operations to effectively utilize. The Debtors have significant intellectual property remaining, consisting of eleven patents and three pending patent applications. This intellectual property is best utilized as a component of an on-going business and, at a minimum, takes significant effort and additional investment to monetize. Another significant remaining asset is the Debtors’ NOL. This asset has no readily realizable value because NOLs cannot be readily sold to third parties. For a third party to benefit from the NOL, it would have to acquire an equity interest in the Reorganized Debtor. There would be significant restrictions and conditions on the terms of any such acquisition of equity. Among other things, the Debtors’ prepetition creditors and equity interest holders would have to hold more than fifty percent of the voting stock of the buyer. This consideration, among others, makes it unlikely that a third party would purchase the Debtors’ NOL, since that third party would not have control over its investment. Moreover, the NOL only has value to the extent that it can be used to offset future profits, which requires future operations and profit. Under the Plan, the Debtors’ intellectual property assets, cash remaining from the GEF Sale, and the Debtors’ NOL, among other assets, would vest in the Reorganized Debtor.

The Plan proposes to maximize all of these assets. First, a fund of $475,000 in cash will be created for the benefit of unsecured creditors. In addition, if the Claim filed by Vista is allowed this amount will increase by up to $175,000 depending on the level of allowance The Bean Group would waive and release its liens, interests, and encumbrances in this cash. Unsecured Creditors will therefore receive significant assets that they would not otherwise receive through a liquidation and, at a minimum, will receive what they would otherwise be entitled to under a best-case liquidation scenario. The Reorganized Debtor, after being capitalized by the Bean Group with the cash proceeds remaining from the GEF Sale which are otherwise subject to the Bean Group’s liens, will pay Allowed Administrative Claims, Allowed KERP Claims, Allowed Priority Claims, and Allowed Secured Claims (other than the Bean Group), which provides a sizable benefit to Unsecured Creditors because these Claims would normally have to be paid from the funds which are being made available to them.

In exchange for: (i) releasing its liens and security interests in the funds payable to the unsecured creditors; (ii) paying Allowed Administrative Claims, Allowed Priority Claims, Allowed KERP Claims, and Allowed Secured Claims (other than the Bean Group), one-hundred (100) percent of the stock in the Reorganized Debtor will be vested in the Bean Group. The Bean Group intends to conduct on-gong operations in the Reorganized Debtor, including utilizing the remaining intellectual property and the benefits of the NOL.

The benefit to Unsecured Creditors of the Plan and of the Bean Group’s funding of the Plan is therefore obvious. But for the Bean Group’s involvement and receipt of stock of the Reorganized Debtor, the Debtors do not believe that any unencumbered assets would be available for a recovery to Unsecured Creditors, other than the Debtors’ Avoidance Actions. Moreover, the Debtors’ intellectual property assets and NOL are useless to Unsecured Creditors, since the Debtors cannot continue operations without an infusion of capital, and since no third party will provide that capital unless it controls the Reorganized Debtor. Therefore, in exchange for the benefits of the Plan, the Unsecured Creditors are giving away nothing that they would otherwise reasonably be able to liquidate or utilize for their benefit and recovery.

ARTICLE III.
SUMMARY OF TREATMENT UNDER THE PLAN

A. Classes and Distributions

The Plan separates Claims against the Debtors, their Estates, and their property into “Unclassified Claims” and classified Claims. Unclassified Claims are generally postpetition Claims which must be paid in full and which do not vote on the Plan, and consist of the following: (i) Allowed Administrative Claims; and (ii) Allowed KERP Claims. Classified Claims are classified in the Plan under the provisions of section 1122 of the Bankruptcy Code into following six(6) separate Classes:

(1) Allowed Priority Claims;

(2) Allowed Secured Claim of the Bean Group;

(3) Allowed Secured Claims (other than the Bean Group);

(4) Allowed General Unsecured Claims;

(5) Allowed Subordinated Claims; and

(6) Allowed Equity Interests.

The chart below graphically demonstrates the classification and treatment of classified and unclassified Claims under the Plan. In preparing and submitting this chart, the Proponents make clear the following considerations:

•	The chart is an estimate only, based on reasonable assumptions, but as an estimate it is subject to substantial change and uncertainty based on future events, unknown potential Claims, and litigation proceeds.

•	The deadline for filing prepetition Claims expired on October 21, 2005, and the Proponents do not expect any late-filed Unsecured Claims or their allowance. However, the possibility remains that a prepetition Creditor may attempt to file and recover on a late-filed Unsecured Claim, which, if Allowed, could alter the distribution.

•	The deadline for the filing of governmental proofs of Claim expired on or about January 31, 2006. On or about February 8, 2006, the IRS filed a tax claim in the amount of $7,081.60. The Debtors believe this claim is in error and will be disallowed. Although the Debtors do not anticipate the filing of any other governmental Claims not already filed or scheduled, the possibility exists that one or more could be filed after the preparation of this chart. If Unsecured, or partly Unsecured, the distribution to Allowed General Unsecured Claims could be negatively affected. If Priority Claims and/or Secured Claims (other than the Bean Group), there would be no effect on distributions to Unsecured Creditors.

•	The chart is calculated on the basis of Claims that the Proponents believe will be Allowed. The Debtors contemplate that they will object to certain Claims, and this chart is premised on the assumption that their claim objections will be sustained. If the anticipated or potential claim objections are overruled, the distribution to Allowed General Unsecured Claims could be negatively affected.

•	The distribution to Class 4 Claims below is an estimate.

			Estimated Claims
Category[1]	Class	Impaired	in Category	Estimated Recovery

Administrative Claims	Unclassified	no	$400,000[2]	100%

KERP	Unclassified	no	$57,799[3]	100%

Priority	1	yes	$27,000	100%

Secured Claim of the Bean Group	2	yes	$2,789,993	0%[4]

Secured Claims Other than the Bean Group	3	yes	0[5]	100%

General Unsecured Claims	4	yes	$3,400,000[6]	14%

Subordinated Claims	5	yes	$2,881,125[7]	0%

Equity Interests	6	yes	n/a	0%

1 Claims listed in this column refer to Allowed Claims (or Equity Interests).

2 The Debtors have paid, and will pay prior to the Effective Date, other Allowed Administrative Claims, including interim payments to their counsel, Munsch Hardt Kopf & Harr, P.C., wages to their employees, and other ordinary course postpetition claims. This amount represents an estimate of the amount of Allowed Administrative Claims that will remain to be paid by the Reorganized Debtor as of or after the Effective Date. To the extent that the Debtors’ counsel holds a retainer, payment of its Allowed Administrative Claims may be made from said funds, subject to the approval of the Bankruptcy Court.

3 The Bean Group has already made $57,796.00 in payments under the KERP Order at the closing of the GEF Sale. This amount represents outstanding amounts payable under the KERP Order.

4 The Bean Group will receive no payment on account of its Claim. However, that does not mean that the Bean Group will receive no consideration on account of that Claim. Under the Plan, in addition to other rights specifically granted to the Bean Group therein, the Bean Group would receive 100% of the stock of the Reorganized Debtor in exchange for $1,000,000 of its Claim, and would also receive a Secured Claim against the Reorganized Debtor.

5 The Debtors made payments to local taxing authorities at the closing of the GEF Sale. The Debtors do not believe that any other Secured Claims exist. This does not mean that other Secured Claims have not been asserted but, to the extent that a Claim is secured only if there is value to the underlying lien or security interest, the Debtors do not believe that any Allowed Secured Claims (other than the Bean Group) exist under section 506(a) of the Bankruptcy Code. Under the Plan, all Secured Claims (other than the Bean Group) are deemed Unsecured Claims in full. The Debtors base their belief of the non-existence of any Secured Claims other than the Bean Group’s on the following. First, no proof of Secured Claim has been timely filed, other than those filed by the Bean Group, local taxing authorities, and TXU (with respect to its alleged setoff rights). Second, no Secured Claim other than the Bean Group’s has been scheduled by the Debtors. Third, the Debtors have already paid the taxing authorities’ Secured Claims. Moreover, on August 5, 2005, the Bankruptcy Court entered its Agreed Interim Order Authorizing the Debtors’ Interim and Final Use of Cash Collateral and Providing for Adequate Protection, which became a final order with the Bankruptcy Court’s entry of the Agreed Final Order Authorizing the Debtors’ Interim and Final Use of Cash Collateral and Providing for Adequate Protection. Pursuant to these orders, the Bankruptcy Court found that the Bean Group held first priority (subject only to tax liens), perfected, and valid liens to the Debt ors’ assets. The face amount of the Bean Group’s Secured Claim on account thereof is approximately $2,789,993. After payment to the Bean Group of the cash proceeds remaining from the GEF Sale, and assuming no diminution of said payment on account of surcharges and cash collateral usage, the Bean Group would retain a Secured Claim in the approximate amount of $1,200,000 (although this amount would almost certainly be higher due to cash collateral diminution and due to surcharge Claims). This remaining Secured Claim of the Bean Group would swallow in its entirety the Reliance Claim and would also extend to the Vista Claims and all of the Debtors’ remaining assets, with the exception of Avoidance Claims. Therefore, nothing would remain of the Debtors’ assets that would not be subject to the Bean Group’s liens but that would be subject to some other Creditor’s lien or security interest. The Bankruptcy Code essentially recognizes a Secured Claim only to the extent that there is value to the lien or security interest, after payment of higher-priority Secured Claims. Accordingly, since all other alleged Secured Claims are lower in priority to the Bean Group’s, such Claims are Unsecured under the Bankruptcy Code since there is no value to the liens and security interests that otherwise secure the same after payment of the Bean Group’s Secured Claim.

Nevertheless, although the Plan proposes to deem all Secured Claims other than the Bean Group’s as Unsecured Claims, the Plan leaves open the option to the holder of a Secured Claim to file a motion for valuation, as provided for in the Plan, to argue that he does in fact hold a Secured Claim. In any event, assuming that Secured Claims other than the Bean Group’s will be Allowed by the Bankruptcy Court, there will be no negative effect on distributions to Unsecured Claims because Allowed Secured Claims (other than the Bean Group’s) will be the sole responsibility of the Reorganized Debtor. Rather, to the extent that the Bankruptcy Court allows such Secured Claims and they are paid by the Reorganized Debtor, there will be a corresponding reduction in the holder’s deficiency Unsecured Claim, meaning that there would be fewer Unsecured Claims to be paid, resulting in a correspondingly higher distribution to Unsecured Claim.

6 This amount does not include voluntary waivers of Claims, waived in exchange for the benefits of the Plan. Specifically, this amount does not include any deficiency Claim of the Bean Group (in excess of $1 million), and it does include prepetition Claims waived by Wyatt in the amount of $3.9 million, waived by Carmichael, and waived by certain insiders (approximately $550,000 of otherwise Class 4 Claims and approximately $330,000 of otherwise Class 6 Claims). If the Plan is not confirmed, therefore, the total amount of General Unsecured Claims may increase by up to $5.4 million, or more.

Additionally, VISTA filed a proof of claim against DNA, assigned number 24, asserting a general Unsecured Claim in the amount of $3,400,000. This amount assumes the disallowance in full of this Claim, which the Proponents do not believe will be allowed after an objection. The $3,400,000 claimed by VISTA appears to be a return of the consideration paid by VISTA for certain licenses granted to it by DNA. DNA did, in fact, provide those licenses, and VISTA has obtained the benefit thereof, and the Debtors do not believe that VISTA has any claim for rescission, return of consideration, or anything else related to its purchase price. To the extent that VISTA asserts a claim for breach of contract, the Debtors believe that the facts will demonstrate that it was VISTA, and not the Debtors, who breached the applicable agreements, as explained by the Debtors in Article VI herein. Moreover, the Debtors note that VISTA had not, prior to the Petition Date, initiated any action against the Debtors based on the allegations contained in its claim, until the Debtors made clear in their Bankruptcy Cases that they believe they hold causes of action against VISTA. However, if no objection to VISTA’s claim is made, or if it is overruled and VISTA’s Claim Allowed, the Allowed amount of that Claim will have to be included in the amount of Class 4 Allowed Claims, thereby, providing a materially lower pro-rata distribution to Class 4. As discussed more fully below, the funds available to pay Class 4 Creditors will increase if the Vista Claim is allowed. Nevertheless, the percentage recover to the Class would be reduced to 9.5%

Additionally, this amount assumes that 12% Convertible Subordinated Notes will receive no distributions, except pursuant to the settlement with Wyatt. The aggregate amount of said notes is approximately $3,189,250 including interest. If said notes are included under Class 4 for distribution purposes, the total amount of Class 4 General Unsecured Claims that the Debtors believe will be Allowed will be approximately $10,500,000, which will lower the anticipated distribution on account of Allowed General Unsecured Claims.

Under a worst-case scenario, in which Vista’s Unsecured Claim is Allowed, and 12% Convertible Subordinated Notes are paid as Class 4 General Unsecured Claims, the total amount of Class 4 General Unsecured Claims will be approximately $11,000,000, in which case the return to Class 4 Allowed General Unsecured Claims would drop to approximately 6.5%. The Debtors do not believe this result to be reasonably likely, but nevertheless caution all Creditors of its possibility.

7 This amount includes only those Subordinated Claims arising under those 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation. While the Proponents believe that Claims arising under these notes are contractually subordinated to Class 4 Claims, and while the Plan proposes to treat Claims arising under these notes in Class 5 for both voting and distribution, the Plan leaves open a mechanism whereby one or more of the holders of said notes can argue before the Bankruptcy Court that their Claims arising under said notes are not subordinated to Class 4. To the extent that one or more of such arguments are successful, the amount of Class 4 General Unsecured Claims will increase correspondingly.

The potential also exists that one or more parties could file an action seeking the subordination of one or more other Claims which, if successful, would increase this figure (and correspondingly decrease the amount in the Class in which the Subordinated Claim is presently listed). Moreover, this amount does not include approximately $308,400 in Subordinated Claims held by insiders of the Debtors, which would be released under the Plan, but which would otherwise be included in this category if the Plan is not confirmed.

B. Plan Funding

The Plan will be funded through three separate sources, (i) funds on deposit in the registry of the Court; (ii) the Reorganized Debtor; and (iii) an escrow to be funded by Wyatt, Carmichael, the Bean Group/Reorganized Debtor and the Class 4 Creditors.

1. Registry Funds

Prior to filling of the Competing Plan, the Court ordered the proponents thereof to deposit the sum of $250,000 in the registry of the court. This was done. The Plan provides that $225,000 of this money will be used to fund payments to Class 4 Creditors. The remaining $25,000 will be refunded to Carmichael.

2. Funding by the Reorganized Debtor

Under the Plan, the Reorganized Debtor would be solely responsible for satisfying certain Unclassified Claims, Allowed Priority Claims, and Allowed Secured Claims (other than the Bean Group). Any Administrative Claims asserted by GEF are treated separately. Further, the Plan provides that the Reorganized Debtor will fund an additional $250,000 of the Bean Group’s cash collateral for the payment of Class 4 Creditors making a total of $475,000 including the funds from the registry of the Court.

To ensure that the Reorganized Debtor will have sufficient funds to satisfy its obligations, the Bean Group will capitalize the Reorganized Debtor with the cash proceeds remaining from the GEF Sale, in the approximate amount of $1,300,000, and with the Indemnity Escrow Account and the Tax Account, which amounts would otherwise be payable to the Bean Group pursuant to its liens. These funds and rights would vest in the Reorganized Debtor, to be held in trust by the Reorganized Debtor to the extent necessary to enable the Reorganized Debtor to satisfy its obligations under the Plan, but not otherwise. The Bean Group would retain its liens and security interests in these proceeds, subject to a carve out for the Reorganized Debtor’s obligations under the Plan, such that the proceeds vested in the Reorganized Debtor up to the amount of the Reorganized Debtor’s obligations under the Plan could not be used by the Reorganized Debtor or foreclosed upon by the Bean Group until the Reorganized Debtor had satisfied its funding obligations under the Plan. Therefore, although the Reorganized Debtor will be responsible for making the payments required of it under the Plan, in reality it would be the Bean Group which would provide the capitalization necessary to the Reorganized Debtor to enable it to satisfy these obligations.

Other than satisfying the Reorganized Debtor’s obligations under the Plan, any other or future assets of the Reorganized Debtor would belong solely to the Reorganized Debtor, and no holders of Claims in any other Classes would be able to assert their Claims against the Reorganized Debtor or its property.

3.  The Escrow

All parties recognize that Vista has filed a claim against the estate for $3.4 million. If the Vista Claim is allowed in full, the amount of the fund payable to the Class 4 Creditors will increase by $175,000 to $650,000, which will be payable as follows: (a) Carmichael agrees to deposit $12,500 in escrow for this purpose, (b) Wyatt agrees to deposit $81,250 in escrow for this purpose, (c) the Bean Group agrees to permit the Debtor and/or the Reorganized Debtor to deposit $81,250 of Bean Group cash collateral in escrow for this purpose, and (d) $75,000 of the $475,000 made payable to Class 4 will also be deposited in escrow. The escrow will be held at Compass Bank. The escrows will be payable on or before the Effective Date.

The $250,000 held in escrow will be reduced to zero if the Vista Claim is disallowed and the escrowed funds returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor. If the Vista claim is allowed in an amount between zero and $3.4 million, the $250,000 held in escrow will be ratably reduced. For example, if the Vista Claim is allowed in the amount of $1.7 million or 50% of the amount claimed, then the amount payable to the Class 4 Creditors will increase by 50% of the additional $175,000 deposited in escrow or $87,500 for a total of $562,500, and the balance of the $125,000 in the escrow will be returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor in proportion to the amounts originally deposited.

4. GEF Administrative Claims

The Plan contemplates that GEF may be able to assert two types of Administrative Claims, the first arising under the GEF Sale Documents and subject to the Indemnity Escrow Account, and the second consisting of other potential Administrative Claims. The Plan does not propose to alter GEF’s rights under the GEF Sale Documents and with respect to the Indemnity Escrow Account – GEF would continue to have all rights against the Indemnity Escrow Account as otherwise provided for in the GEF Sale Documents and applicable orders of the Bankruptcy Court. However, if GEF asserts an Administrative Claim not subject to reimbursement from the Indemnity Escrow Account (which the Debtors do not believe will be the case, or that GEF will have any right to such a Claim), GEF would be required under the Plan to follow the same procedures for the allowance and payment of such other Administrative Claim as all other parties. The Debtors’ rights and interests in and to the Indemnity Escrow Account would be vested in the Reorganized Debtor, subject to GEF’s rights with respect thereto.

GEF has not, to date, asserted any Administrative Claims or indemnification claims, and the Debtors do not believe that GEF will assert any Administrative Claims not otherwise payable from the Indemnity Escrow Account. To the extent that it does, and that the same are Allowed, distributions to Class 4 Claimants will not be affected since the Reorganized Debtor will be solely responsible for the payment thereof.

C. Substantive Consolidation and The Reorganized Debtor

As discussed, the Plan contemplates that the Bean Group will acquire all of the equity of the Reorganized Debtor and that the Bean Group will release its security interests in the fund being made available to the Class 4 Creditors and in the Vista Claims. The Bean Group will then utilize the Reorganized Debtor and its assets to conduct on-going business operations as it will deem advisable and appropriate.

First, the Plan contemplates the substantive consolidation of the Debtors and their Estates, and the merger of DNA into TeraForce. Substantive consolidation is a process whereby the assets and liabilities of two separate entities are merged and consolidated as one entity. Substantive consolidation for the Debtors is advisable and would avoid numerous complicated issues and potential battles related to Intercompany Claims between the Debtors, joint obligations and guarantees of the Debtors, and the allocation of prepetition and postpetition debts, obligations, rights, assets, and interests of the Debtors. Conversely, substantive consolidation would not materially affect distributions to all Classes or the rights of Creditors.

Immediately prior to the Effective Date, and without the need of further action on the part of the Debtors, DNA would be merged into TeraForce and TeraForce would be the surviving Reorganized Debtor, with the Estates automatically substantively consolidated such that there would remain, on the Effective Date, only the Reorganized Debtor’s Consolidated Estate comprised of the assets and liabilities of each of the separate Estates, after discharge, and such that: (i) all Intercompany Claims would be canceled and disallowed and no distributions would be made on account thereof; (ii) all guarantees of any of the Debtors of the payment, performance or collection of obligations of any of the other Debtors would be eliminated and canceled; (iii) any obligation of the Debtors and all guarantees thereof executed by the other Debtor would be treated as a single obligation and such guaranties would be deemed a single Claim against the Consolidated Estate; (iv) all joint obligations of the Debtors, and all multiple Claims against such entities on account of such joint obligations, would be treated and allowed only as a single Claim against the Consolidated Estate; and (v) each Claim filed in the Bankruptcy Cases would be deemed (a) filed against the Consolidated Estate, and (b) a single obligation of the Consolidated Estate.

The Reorganized Debtor would continue to be called TeraForce Technology Corporation, subject to its ability to subsequently change its name. However, and significantly, the Reorganized Debtor would not have any of the liabilities of the Debtors or their Estates, except as specifically provided for in the Plan, e.g. obligations related to Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Claims (other than the Bean Group), and the GEF Sale Documents, including the TSA and the Sublease.

One-hundred (100) percent of the stock in the Reorganized Debtor would be transferred to the Bean Group, free and clear of all liens, Claims, interests, and encumbrances. The Reorganized Debtor will not register its common stock and will be exempt from registration requirements under section 1145 of the Bankruptcy Code. Future transfers of the Reorganized Debtor’s stock would be limited, as provided for in section 12.6 of the Plan. The Reorganized Debtor would be a private company, and it would undertake appropriate actions to de-list itself with the Securities and Exchange Commission, and all other appropriate actions with the Secretary of State of Delaware in order to memorialize the merger of DNA into TeraForce.

The initial directors of the Reorganized Debtor would be the members of the Bean Group. Richard E. Bean would serve as the Chairman of the Board and as the Chief Executive Officers. The members of the Bean Group would initially serve in these capacities for no compensation, but they would be entitled to reimbursement of expenses from the Reorganized Debtor. Robert P. Capps and Herman M. Frietsch, two of the Debtors’ control persons as discussed in Article VI.B of this Disclosure Statement, may be offered employment by the Reorganized Debtor, although no agreement for such employment has been reached to-date.

The on-going business of the Reorganized Debtor may consist of monetizing the value of the remaining intellectual property or using such intellectual property in the on-going business. The Reorganized Debtor may also acquire other assets in connection with its on-going operation. These on-going operations will also enable the Reorganized Debtor to utilize its NOL, thereby giving it a competitive cost advantage. However, no Creditor would have any Claims, rights, or recourse against the Reorganized Debtor except as provided for under the Plan.

Utilization of the NOL would not be possible without the on-going operation of the Reorganized Debtor. The NOL is not an asset that the Debtors could simply sell to a third party. Provisions of the Internal Revenue Code (“IRC”) place significant restrictions on the utilization of net operating loss carry forwards in the case of changes of ownership, such as will occur upon the Effective Date. The IRC does provide certain exceptions related to ownership changes that take place in the context of a bankruptcy reorganization. Even with the effect of these exceptions the limitations on the utilization of the Debtors’ NOL are very restrictive. In order to avoid limitations on the NOL, the IRC requires that qualified creditors, as defined in the IRC, or existing equity holders, must own not less than 50% of the voting stock of the Reorganized Debtor and that certain conditions concerning the on-going business be met.

In this manner, the Unsecured Creditors will receive value that is not otherwise obtainable without future funding of future operations, and without certain strict requirements of the IRC that prevent the Debtors from simply selling their NOL to a third party.

D. Waiver of Certain Potential Tax Claims

Under the Plan, the Bankruptcy Court would employ section 1146 of the Bankruptcy Code to release the Debtors from certain taxes that the Debtors may have become liable for as a result of the GEF Sale and/or the transfers contemplated by the Plan. Specifically, the transfer of assets to GEF under the GEF Sale Documents would not subject the Debtors, the Estates, GEF, the Consolidated Estate, or the Reorganized Debtor to any taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording or any other similar tax on any of said transfers, and all so-called “bulk sales” laws would be waived accordingly in all applicable jurisdictions. All taxing authorities who have or may be able to assert such tax Claims or any similar Claims released by the Plan and based on said transfers would be enjoined and prohibited from attempting to collect any such taxes or similar Claims from any of the foregoing parties. Finally, the Tax Account would be released and the funds therein made available as otherwise appropriate.

TAXING AUTHORITIES ARE CAUTIONED TO STUDY THE PLAN IN DETAIL BECAUSE THE PLAN PROPOSES TO RELEASE THE DEBTORS FROM CERTAIN POTENTIAL TAXES UNDER SECTION 1146 OF THE BANKRUPTCY CODE AND TO ENJOIN THEIR COLLECTION.

E. Releases in the Plan

The Plan proposes to release multiple parties, including certain insiders, attorneys, the Bean Group, and others from potential liability. Most of these releases relate to actions taken in the Bankruptcy Cases, and are normal in the context of Chapter 11 plans.

However, the Plan also proposes to grant blanket releases to the current and certain former officers and directors of the Debtors, including of so-called directors and officers liability and of preference avoidance actions, except with respect to any non-derivative claim held by a holder of an Equity Interest, which would not be released. The Proponents believe that these releases are appropriate and necessary for several reasons, including inducing the released parties to support the Plan. Moreover, the Debtors have undertaken an analysis of whether they hold any potential claims against the released directors and officers and have concluded that no such claims reasonably exist or have value.

However, in exchange for the releases to the directors and officers, the Debtors have negotiated return consideration from the released directors and officers in order to provide a benefit to Creditors from the releases. Specifically, in exchange for the blanket releases, the applicable directors and officers have agreed to waive their Claims (other than KERP Claims and potential Administrative Claims) in the aggregate approximate amount of $880,000. This will provide a benefit to holders of Class 4 because Class 4 will have a smaller aggregate amount of Allowed Claims on which to make distributions, meaning that each Allowed Claim will receive a correspondingly higher distribution.

ALL CREDITORS AND PARTIES ARE CAUTIONED TO STUDY THE PLAN IN DETAIL BECAUSE THE PLAN PROPOSES TO RELEASE SEVERAL PARTIES FROM LIABILITY OR POTENTIAL LIABILITY.

F. Discharge and Injunction

Immediately prior to their substantive consolidation, the Debtors and their Estates would receive a discharge under the Plan and the Bankruptcy Code, to the fullest extent possible, and the Bankruptcy Court and the Bankruptcy Code would enjoin any future collection activities, at any time, on account of such discharge. All Creditors would be able to pursue Claims and seek recovery only under the terms of the Plan, and not against the Reorganized Debtor or its property, except as provided for in the Plan. Collection activities on account of discharged Claims could constitute serious violations of the law and could subject the violator to serious penalties, including contempt, money damages, and punitive damages.

ARTICLE IV.
VOTING PROCEDURES AND REQUIREMENTS

A. Ballots and Voting Deadline

Each Creditor holding a Claim which entitles the Creditor to vote on the Plan has been provided a Ballot along with this Disclosure Statement. If a Creditor holds Claims in more than one Class entitled to vote under the Plan, such Creditor has been provided a separate Ballot for each such Class. The Ballot is to be used by the Creditor to accept or reject the Plan and to make any elections which are available to the Creditor as indicated by the Ballot.

To ensure that a Ballot is deemed timely and considered by the Balloting Agent, a Creditor must: (a) carefully review the Ballot and the instructions set forth thereon: (b) provide all of the information requested on the Ballot: (c) sign the Ballot: and (d) return the completed and signed Ballot to the Balloting Agent by the Voting Deadline.

By order of the Bankruptcy Court, the “Voting Deadline” is 5:00 p.m. (Central Time), on March 31, 2006. Therefore, in order for a Ballot to be counted for voting purposes and any applicable election, the completed and signed Ballot must be received at the address specified below by no later than the Voting Deadline:

DEADLINE: Must Be Received By 5:00 p.m., Central Time,
on March 31, 2006

Addressed To:

TeraForce Technology Corporation
Attn: Robert P. Capps, Balloting Agent
1240 E. Campbell Road
Richardson, Texas 75081

Facsimile: (469) 330-4972

B.

Creditors Solicited to Vote

Each Creditor holding a Claim in a Class which is impaired under the Plan is being solicited to vote on the Plan. As to any Claim for which a proof of claim was filed and as to which an objection has been lodged, however, if such objection is still pending as of the Voting Deadline, the Creditor’s vote associated with such Claim will not be counted to the extent of the objection to the Claim, unless and to the extent that the Bankruptcy Court temporarily allows the Claim upon motion by such Creditor in an amount which the Bankruptcy Court deems proper for the purpose of voting on the Plan. Such motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the Bankruptcy Court for determination of confirmation of the Plan. In addition, a Creditor’s vote may be disregarded if the Bankruptcy Court determines that the Creditor’s acceptance or rejection of the Plan was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Equity Interest holders are not being solicited to vote on the Plan, since they would receive no property under the Plan and would have their Equity Interests cancelled, meaning that they are deemed to have rejected the Plan under the Bankruptcy Code.

C. Definition of Impairment

Pursuant to Section 1124 of the Bankruptcy Code, a Class of Claims is impaired under a plan unless, with respect to each Claim of such Class, the plan does at least one of the following two (2) things:

1.	leaves unaltered the legal, equitable, and contractual rights to which such Claim entitles the holder of such Claim; or

2.	notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default:

(a)	cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;

(b) reinstates the maturity of such claim as it existed before the default;

(c)	compensates the holder of such Claim for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

(d)	does not otherwise alter the legal, equitable, or contractual rights to which such claim entitles the holder of such Claim.

D. Classes Impaired Under the Plan

Class 1 (Allowed Priority Claims), Class 2 (Allowed Secured Claim of the Bean Group), Class 3 (Allowed Secured Claims (other than the Bean Group)), Class 4 (Allowed General Unsecured Claims), and Class 5 (Allowed Subordinated Claims) are impaired under the Plan; therefore, Creditors holding Claims within such Classes are being solicited to vote on the Plan, except that Class 2, as a co-Proponent, is deemed to vote in favor of the Plan.

Class 6 (Allowed Equity Interests) shall receive nothing under the Plan and shall have their equity interests in the Debtors cancelled; therefore, such Class is deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and Persons holding Interests within such Class are not being solicited to vote on the Plan buy may object to the confirmation of the Plan as otherwise appropriate and assuming proper standing.

With respect to the foregoing, the Proponents specifically reserve the right to determine and contest, if necessary: (a) the impaired or unimpaired status of a Class under the Plan; and (b) whether any Ballots cast by Creditors holding Claims within such a Class should be counted for purposes of confirmation of the Plan.

E. Vote Required for Class Acceptance

Pursuant to the Bankruptcy Code, a Class of Claims under the Plan shall be deemed to have accepted the Plan if the Plan is accepted by Creditors holding at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Claims within such Class who are entitled to vote and who actually vote using a properly completed and signed Ballot which is returned to the Balloting Agent by no later than the Voting Deadline.

ARTICLE V.
CONFIRMATION OF THE PLAN

A. Overview of Chapter 11

Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, the debtor-in-possession attempts to reorganize its business for the benefit of the debtor, its creditors, and other parties in interest. The present Bankruptcy Cases commenced with the filing of voluntary chapter 11 petitions by the Debtors on the Petition Date.

The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession” unless the bankruptcy court orders the appointment of a trustee. In the present Bankruptcy Cases, the Debtors have remained in possession of their properties and have continued to operate their businesses as debtors-in-possession.

The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, inter alia, for an automatic stay of all attempts to collect prepetition Claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the Effective Date of a confirmed plan of reorganization.

The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying the Claims against and Equity Interests in the Debtors. Generally, unless a trustee is appointed, only a debtor may file a plan during the first 120 days of a chapter 11 case (the “Exclusive Period”). However, section 1121(d) of the Bankruptcy Code permits the court to extend or reduce the Exclusive Period upon a showing of “cause.” After the Exclusive Period has expired, a creditor or any other party-in-interest may file a plan, unless the debtor has filed a plan within the Exclusive Period, in which case, the debtor is generally given 60 additional days (the “Solicitation Period”) during which it may solicit acceptances of its plan. The Solicitation Period may also be extended or reduced by the court upon a showing of “cause.”

Although referred to as a plan of reorganization, a plan may provide anything from a complex restructuring of a debtor’s business and its related obligations to a simple liquidation of the debtor’s assets. In this case, the Plan, as proposed by the Proponents, provides for a combination of the two: (i) some of the Debtors’ assets prior to the Effective Date will be distributed for the benefit of Class 4 Claimants; while (ii) the Debtors will be reorganized, restructured, and recapitalized into the Reorganized Debtor, to be owned by the Bean Group.

Also of significance in many bankruptcy cases is an official committee of unsecured creditors. The Committee has been appointed in these Bankruptcy Cases, and has been active in monitoring the Bankruptcy Cases, the Debtors, and their professionals, and in protecting the rights of Unsecured Creditors. The formation and the duties of the Committee are discussed in greater detail in Article VII.I of this Disclosure Statement. The Plan contemplates the dissolution of the Committee upon the Effective Date, subject to certain conditions as provided for in the Plan.

B. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) provides that any party in interest may object to confirmation of the Plan.

The Confirmation Hearing has been scheduled for April 4, 2006 at 9:00 a.m.in the United States Bankruptcy Court, Courtroom of The Honorable Barbara J. Houser, 1100 Commerce Street, Dallas, Texas 75242. Any objection to confirmation of the Plan must made in writing, and such written objection must be filed with the Bankruptcy Court and served on each of the following parties by no later than 5:00 p.m. Central Time March 31, 2006:

Debtors:	Counsel for the Debtors:

TeraForce Technology Corporation Attn: Robert P. Capps 1240 E. Campbell Road Richardson, Texas 75081	Munsch Hardt Kopf & Harr, P.C. Attn: Davor Rukavina, Esq. 3800 Lincoln Plaza 500 N. Akard Street Dallas, Texas 75201-6659

Counsel for the Committee:	Counsel for the Bean Group:

Locke Liddell & Sapp, LLP Attn: Doug Skierski, Esq. 2200 Ross Avenue Suite 2200 Dallas, Texas 75201-6776	Weycer, Kaplan, Pulaski & Zuber, P.C. Attn: Edward L. Rothberg, Esq. 1400 Summit Tower 11 Greenway Plaza Houston, Texas 77046

United States Trustee:

Office of the United States Trustee Attn: Mary Frances Durham, Esq. 1100 Commerce Street

Room 9C60

Dallas, Texas 75242

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND SHALL BE DEEMED WAIVED.

C. Modification of the Plan

Section 1127 of the Bankruptcy Code generally permits the Proponents to modify the Plan before or after the Confirmation Hearing, assuming that certain requirements are satisfied. The Proponents reserve their rights to submit modifications of the Plan, as may be deemed advisable by them, and under the provisions of section 1127 of the Bankruptcy Code.

D. Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements of Section 1129 of the Bankruptcy Code have been satisfied, and in the event that they have been and all other conditions to confirmation set forth in the Plan itself have been met, the Bankruptcy Court will enter an order confirming the Plan. The requirements of Section 1129 are as follows:

1.	The Plan complies with the applicable provisions of the Bankruptcy Code.

2.	The Proponents comply with the applicable provisions of the Bankruptcy Code.

3.	The Plan has been proposed in good faith and not by any means forbidden by law.

4.	Any payment made or to be made by the Proponents, by the Debtors, by the Reorganized Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

5.	The Proponents have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of Creditors and with public policy, and the Proponents have disclosed the identity of any Insider that will be employed or retained by the Reorganized Debtor, and the nature of any compensation of such Insider.

6.	Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval. The Proponents do not believe this requirement is applicable to the case.

7.	With respect to each impaired Class of Claims: (a) each holder of a Claim of such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date; or (b) if Section 1111(b)(2) of the Bankruptcy Code applies to the Claims of such Class, each holder of a Claim of such Class will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such holder’s interest in the Estate’s interest in the property that secures such Claims.

8.	With respect to each Class of Claims: (a) such Class has accepted the Plan; or (b) such Class is not impaired under the Plan.

9.	Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides: (a) that with respect to a Claim of a kind specified in Section 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the Effective Date of the Plan, the holder of such Claim will receive on account of such Claim cash equal to the Allowed amount of such Claim; (b) that with respect to a Class of Claims of a kind specified in Section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a Claim of such Class will receive (i) if such Class has accepted the Plan, deferred cash payment of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim, or (ii) if such Class has not accepted the Plan, cash on the Effective Date of the Plan equal to the Allowed amount of such Claim; and (c) with respect to a Claim of a kind specified in Section 507(a)(8) of the Bankruptcy Code, the holder of such Claim will receive on account of such Claim deferred cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

10.	If a Class of Claims is impaired under the Plan, at least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

11.	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

12.	All fees payable under Section 1930 of Title 28 (United States Code), as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

13.	The Plan provides for the continuation after its Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

If a sufficient number of Creditors and amounts of Claims in the impaired Classes under the Plan vote to accept the Plan, the Proponents believe that the Bankruptcy Court will approve confirmation of the Plan and that the Plan will satisfy all of the applicable statutory requirements of Section 1129 of the Bankruptcy Code.

E. Cramdown

The Bankruptcy Court may confirm the Plan at the request of the Proponents if: (a) all of the requirements of Section 1129(a) of the Bankruptcy Code are met, with the exception of Section 1129(a)(8); (b) at least one Class of Claims that is impaired under the Plan has accepted the Plan (excluding the votes of Insiders); and (c) as to each impaired Class that has not accepted the Plan, the Plan does not “discriminate unfairly” and is “fair and equitable.”

A Chapter 11 plan does not “discriminate unfairly” within the meaning of the Bankruptcy Code if the classification of Claims under the plan complies with the Bankruptcy Code and no particular class will receive more than it is legally entitled to receive for its Claims. The Proponents believe that the classifications established under the Plan are proper and that no Class of Claims under the Plan is receiving more than it is legally entitled to receive for its Claims. “Fair and equitable,” on the other hand, has different meanings for Secured and Unsecured Claims.

With respect to a Class of Secured Claims which rejects the Plan, to be “fair and equitable” the Plan must, among other things, either: (a) provide that the holders of such Secured Claims retain their Liens securing such Claims, whether the property subject to such Liens is retained by the Debtor or transferred to another entity, to the extent of the Allowed amount of such Claims, and that each holder of a Secured Claim in such Class receive on account of such Claim deferred cash payments totaling at least the Allowed amount of such Claim, of a value, as of the Effective Date of the Plan, of at least the value of such holder’s interest in the Estate’s interest in such property; or (b) provide for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the Liens securing such Secured Claims, free and clear of such Liens, with such Liens to attach to the proceeds of such sale, and the treatment of such Liens on such proceeds in accordance with paragraph (a) above; or (c) provide for the realization by the holders of such Secured Claims of the indubitable equivalent of such Claims. The Proponents believe that the Plan is fair and equitable to each Class of Secured Claims under the Plan.

With respect to a Class of Unsecured Claims which rejects the Plan, to be “fair and equitable” the Plan must, among other things, either: (a) provide that each holder of an Unsecured Claim in such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim; or (b) not allow the holder of any Claim that is junior to the Unsecured Claims of such Class to receive or retain any property under the Plan on account of such junior Claim. The Proponents believe that the Plan is fair and equitable to each Class of Unsecured Claims under the Plan.

In the event that at least one impaired Class of Claims under the Plan accepts the Plan and one or more Classes of impaired Claims rejects the Plan, the Proponents will seek confirmation of the Plan under the cramdown provisions of Section 1129(b) of the Bankruptcy Code. In such event, the Bankruptcy Court will determine, at the Confirmation Hearing, whether the Plan is fair and equitable and whether it does or does not discriminate unfairly against any rejecting impaired Class of Claims.

F. Effective Date the Plan

The Plan will become effective upon the occurrence of the “Effective Date,” which is defined in the Plan as the first Business Day eleven (11) days after the Confirmation Date if the “Confirmation Order” is not stayed or, if the Confirmation Order is stayed, the first Business Day following the lifting, dissolution, or removal of such stay which is at least eleven (11) days after the Confirmation Date, and upon which the conditions to the effectiveness of the Plan set forth in the Plan are satisfied. On the Effective Date, many of the transfers, vesting, and releases provided for in the Plan will automatically occur.

ARTICLE VI.

DEBTORS’ BACKGROUND INFORMATION

A. The Debtors

TeraForce, known as Intelect Communications, Inc. prior to January 2001 and as Challenger International, Ltd. prior to May 1995, has operated primarily through wholly-owned subsidiaries. At the commencement of these Bankruptcy Cases, and since January 2002, its only active wholly-owned subsidiary was DNA.

Prior to 1995, TeraForce was involved in the manufacture and sale of sporting firearms through its then wholly-owned subsidiary, Savage Arms, Inc. (“Savage”). Savage was sold in October 1995. However, TeraForce remained liable for certain product liability claims pursuant to an indemnity agreement with the purchaser of Savage.

In 1995, TeraForce entered the telecommunications business through the acquisition of Intelect Inc., which was later renamed to Intelect Network Technologies Company n/k/a 1240 East Campbell Corp. (“Intelect”), and DNA Enterprises, Inc. (“Enterprises”), which was subsequently merged into DNA Computing Solutions, Inc. Intelect designed, developed, manufactured and sold optical networking equipment. Enterprises provided design engineering services to customers primarily in the telecommunications industry.

In September 2000, TeraForce formed DNA to pursue opportunities in the defense electronics business related to application of embedded computing and digital signal processing technology. DNA designed, developed, produced and sold high-density, high-capacity embedded computing platforms. Embedded computing generally refers to the physical integration of computing nodes (microprocessor and memory) into a host system or application. Embedded computing platforms and systems are widely applied in a number of industries including communications, medical imaging, seismic processing, industrial control, homeland security and defense electronics. DNA’s primary market focus was in the areas of homeland security and defense electronics. For more information regarding the business of DNA, see TeraForce’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. This report is available on TeraForce’s website at www.teraforcetechnology.com.

B. Debtors’ Management

On the Petition Date and since, the following chart lists the directors and officers of each of the Debtors:

Name	TeraForce	DNA
Anton von Liechtenstein	Director

Robert P. Capps	Executive Vice President Chief Financial Officer Secretary	Executive Vice President Chief Financial Officer Secretary Director

R. Eugene Helms[1]	Executive Vice President	Chief Executive Officer Director

David H. Yedwab	Director

Herman M. Frietsch	Chairman of the Board Chief Executive Officer	Chairman of the Board Director

1 Mr. Helms resigned from these positions on September 7, 2005.

C. Legacy Operations

In the late 1990’s and into 2000, the telecommunications business was very robust. TeraForce, primarily through its wholly-owned subsidiaries, proceeded with the development of a number of products and services. In late 2000 and in 2001, there was a significant decline in the telecommunications business, especially as it related to TeraForce’s primary market focus, competitive local exchange carriers. This resulted in a dramatic reduction in the demand for TeraForce’s products and services. These conditions were exacerbated by the events of September 11, 2001. Accordingly, in 2001, TeraForce began to reduce its involvement in the telecommunications business.

In August 2001, Intelect sold substantially all of its assets to Intelect Technologies, Inc. (“ITI”). ITI was a new entity formed by TeraForce and Singapore Technologies Electronics Limited. TeraForce currently has approximately a 12% interest in ITI. In January 2002, Enterprises sold essentially all of its assets to Flextronics International, Ltd. (“Flextronics”). Due to the rapidly deteriorating conditions in the telecommunications market, the proceeds from the sales of the assets of Intelect and Enterprises were substantially less than the amounts invested to develop those assets.

During the period 2000 through 2002, TeraForce also undertook the development of other technologies related to the telecommunications and computing industries. Due to market conditions these activities were terminated in 2002.

From 1995 through 2002, TeraForce developed certain intellectual property, primarily related to telecommunications and computing, that was not sold to ITI or to Flextronics. This intellectual property consists of eleven United States patents and three pending United States patent applications, as listed in Article VIII.G of this Disclosure Statement.

In November 2001, TeraForce entered into a settlement agreement relating to outstanding indemnity obligations related to Savage. In 2002, TeraForce recognized $1,500,000 in charges related to this agreement. A proof of claim in the amount of approximately $953,000 has been filed by Savage related to the remaining balance of this obligation. Such amount is included as a Class 4 Claim, although it remains subject to objections, counterclaims, and subordination, as provided for in the Plan.

D. Reliance Claim

In November 1999, certain shareholders of TeraForce filed a lawsuit against TeraForce and certain former and current officers and directors, alleging false and misleading statements regarding TeraForce’s reported financial results during 1998. The suit was settled in August 2004 for a payment of approximately $189,000 by TeraForce. The total cost to dispose of this matter, including legal fees and expenses and the cost of the settlement, amounted to approximately $2,100,000.

TeraForce maintained directors and officers liability insurance to cover such matters with United Pacific Insurance Company (“United”), a wholly-owned subsidiary of Reliance Insurance Company (individually and collectively with United “Reliance”). This policy provided policy limits of $2,000,000 and a retention of $200,000 per occurrence. Accordingly, TeraForce incurred approximately $1,900,000 in insurable losses related to this matter. TeraForce also maintained excess directors and officers liability insurance for losses of up to $8,000,000 in excess of $2,000,000. This coverage was provided by insurance companies other than Reliance. Due to the amount of the losses incurred, the coverage provided by these excess policies was not invoked in this matter.

On October 3, 2001 Reliance was declared insolvent and placed in liquidation pursuant to the laws of the Commonwealth of Pennsylvania. Since that date, Reliance is under the supervision and control of the Insurance Commissioner of the State of Pennsylvania as Liquidator (the “Reliance Liquidator”). The liquidation is pending in the Commonwealth Court of the State of Pennsylvania under Case No. 269 M.D. 2001.

TeraForce filed a claim related to this matter with the Texas Property and Casualty Guarantee Association. In September 2003 TeraForce received a distribution under this claim in the amount of $300,000, the statutory limit payable per occurrence by the association.

TeraFoce filed a proof of claim with the Reliance Liquidator in the amount of approximately $1,612,000 for the remaining insurable losses relate to this matter (the “Reliance Claim”). In March 2005, Reliance issued to TeraForce a Notice of Determination (“NOD”) related to this claim, a copy of which is attached to this Disclosure Statement as Exhibit “B”. The NOD provides that TeraForce has been granted an allowed claim in the amount of $1,612,233 and that the claim has been assigned priority level “b”. Priority level “b” claims include losses under direct insurance policies and are paid under the priority levels as provided for in the NOD.

Quarterly reports filed by the Reliance Liquidator indicate estimated recoverable assets and estimated obligations that would indicate a distribution to priority level “b” claims of up to approximately 70% of the allowed claim amount. There can be no certainty as to such estimates and the timing of such distribution, if any, is unknown. Based on informal discussions with representatives of the Reliance Liquidator, the Debtors expect an initial distribution to allowed priority level “b” claims equal to 50% of the amount of the allowed claim. These informal discussions indicated that such initial distribution may take place at some time in 2006. The Reliance Liquidator has issued no official announcement relating to any initial distribution to claimants. There can be no certainty as to the amount of such distribution or the timing of any distribution.

Documents filed with the Commonwealth Court of the State of Pennsylvania, including the quarterly reports referred to above, can be found on the following web site: http://www.reliancedocuments.com.

E. Business of DNA

DNA’s customers were usually large prime defense contractors and subcontractors to the prime defense contractors. These contractors integrated DNA’s products with other components and supplied application software to produce an integrated system such as radar or intelligence gathering system. The ultimate customer for these systems was usually the United States Department of Defense or other governmental agencies. The sales cycle for products such as DNA’s is normally long and there often can be extended periods between initial orders of product for a particular program and future orders. Most often sales for a particular program will be very modest initially, during the system development, integration and testing stages. Larger, more predictable orders normally do not occur until the program has been accepted by the ultimate customer and moves into a phase of full production. DNA did not normally sell its products pursuant to long-term contracts, but rather under standard purchase orders that are issued as the customer required products.

There were a number of risks associated with obtaining initial and recurring orders related to any particular program. DNA had a number of competitors whose products may have been determined to be technically superior to those of DNA in a particular application. DNA’s customer may not have been successful in winning business with their potential customers. A program can be delayed or cancelled due to federal budget issues. DNA’s customer could encounter technical difficulties in integrating other components into the final system or in developing and applying application software to the system. All of these risks could have contributed in delays to orders for products or in expected orders not materializing.

The majority of DNA’s competitors had financial resources much greater than those of DNA or TeraForce. DNA’s relatively weak financial condition resulted in reluctance on the part of customers to rely upon DNA as a supply source for large, long-term programs. As DNA and TeraForce’s financial condition continued to weaken, these customer concerns were exacerbated.

Recognizing the need to address the concerns of customers over the long-term viability of DNA, in 2003 DNA and TeraForce began exploring a strategic relationship with a larger, more established company. It was believed that such a relationship could provide a number of benefits to DNA, including a source of funding for product development, broader and more established market channels, and a more stable financial condition.

F. The VISTA Arrangement and Vista Claims

In November 2003, DNA entered into an arrangement with VISTA Controls, Inc. (“VISTA”), a subsidiary of Curtiss-Wright Corporation (“Curtiss-Wright”). The arrangement consisted of three agreements, a Technology License and Marketing Agreement, a Technology Transfer and Support Agreement, and a Distribution Agreement (collectively, the “Vista Agreements”). Pursuant to these agreements, VISTA was to pay DNA an initial fee of $3,500,000, of which $3,400,000 was paid. Additionally, VISTA was to develop “ruggedized” versions of two of DNA’s products, the VQG4 and the Eagle I. VISTA and DNA were then to jointly market these new products. DNA would source these new products from VISTA for sale to its own customers and VISTA would market the products to its customers, paying DNA an additional license fee for products sold. It was also expected that DNA and VISTA would jointly pursue other opportunities that would involve the combination of DNA and VISTA products into sub-systems to meet specific customer needs. It was believed that this arrangement would be mutually beneficial to DNA and VISTA. DNA would address the objectives identified in the paragraph above, and VISTA would expand its addressable market by utilizing the expertise and products of DNA, especially in the area of digital signal processing.

The Debtors believe that, after the execution of the Vista Agreements, Curtiss-Wright acquired two companies that were direct competitors of DNA. These companies were significantly larger than DNA and the consideration paid by Curtiss-Wright for these acquisitions exceeded, upon information and belief, $140 million. DNA came to believe that the strategic importance of the DNA arrangements to Curtiss-Wright diminished significantly after the new acquisitions were made. Development of one of the new products under the Vista Agreements was begun, but not completed, and the development of the second new product was not begun. The Debtors do not believe that VISTA undertook active marketing of the new products.

The Debtors believe that VISTA did not fulfill its obligations under the Vista Agreements. The Debtors may have claims for damages resulting from this alleged failure, and the Debtors may further have a claim for $100,000 in liquidated payments that the Debtors believe VISTA failed to pay the Debtors allege was required by the applicable agreements (the Debtors’ claims and causes of action against VISTA and Curtiss-Wright, collectively the “Vista Claims”).

VISTA has denied any liability and has alleged that DNA breached the applicable agreements. Specifically, VISTA’s contention is that while it did enter a supply arrangement with DNA, VISTA was not contractually obligated to invest in development except to the extent necessary to supply products in connection with a viable, legitimate purchase order from DNA, which it alleges it never received. Additionally, VISTA filed a proof of claim against DNA in the amount of $3,400,000, seeking a return of the consideration that VISTA initially paid to DNA under the applicable agreements.

The amount of the Vista Claims is unknown, and liquidating the Vista Claim is likely to require litigation. Nevertheless, the Debtors believe that the Vista Claims have value and that they may be worth litigating and pursuing.

G. Prepetition Efforts to Sell the Assets of DNA

In late 2004, it became evident to the Debtors that the arrangement with VISTA was not likely to produce the benefits to DNA that had been expected. At that point, the Debtors began to explore other strategic options. The options considered included financing transactions, joint development and marketing arrangements, licensing arrangements, merger with another company, the sale of DNA and the sale of all or some of the assets of DNA. In this process, management of the Debtors identified other companies involved in the defense electronics business and made contact at senior levels within those organizations to determine the level of interest, if any, of a strategic relationship with DNA.

The area of the defense electronics industry within which DNA operated is a narrow niche with a limited number of participants. The Debtors believed that because of this narrow focus most likely partners could be identified without the assistance of an investment banker or outside consultant. Furthermore, the cost to DNA of such assistance outweighed any potential benefit.

From late 2004 through June 2005, the Debtors had discussions with approximately ten different companies regarding a strategic transaction involving DNA. GE Fanuc Embedded Systems, Inc. (“GEF”) was the only one of these companies to provide an offer. Commencing in May 2005, the Debtors had a series of meetings, discussions and negotiations with GEF that culminated with the signing of an Asset Purchase Agreement on August 1, 2005 (the “APA”).

H. Factors Leading to Bankruptcy Filing

The market for the Debtors’ products was highly competitive and was characterized by rapidly changing technology and frequent product performance improvements as a means of gaining military advantage, which required the Debtors to expend significant amounts of capital to fund the necessary research and development of products to serve its market. This, in turn, required recruiting and retaining highly qualified key employees, a process that can be both time-consuming and expensive. As of the Petition Date, the Debtors had a small customer base for a large portion of their revenues. In 2004, four customers accounted for approximately 70 percent of net revenues from product shipments. A significant decrease in sales to any of the Debtors’ major customers, or the loss of any of their customers had a materially adverse effect on the business. Furthermore, the Debtors’ customers’ ultimate client was generally an agency of the United States government. The funding was subject to congressional appropriations and many projects had a limited duration, both of which created special risks to the Debtors.

These considerations, the market trends noted above, failures in the telecommunications industry, high research costs, the failure to recognize significant benefits from the agreements with VISTA, delays in testing and evaluation by customers, production delays, changes in pricing policies by competitors, changes in customers’ requirements, and manufacturing and shipping delays all contributed to the Debtors’ decision to initiate the Bankruptcy Cases for the purpose of preserving their assets for the benefits of their creditors. Additionally, GEF required as a condition of the APA that the Debtors file bankruptcy petitions and that the GEF Sale be effectuated through the bankruptcy sale process.

TeraForce had outstanding approximately $3,000,000 of principal and accrued and unpaid interest pursuant to 12% Convertible Subordinated Notes. These obligations matured on June 30, 2005. TeraForce had had discussions with certain of the holders of the notes regarding an extension of the maturity of these obligations. While some holders of the obligations indicated a willingness to negotiate an extension, others indicated an unwillingness to do so. Therefore, as of June 30, 2005, TeraFoce was in default under these obligations which created a cross-default to other outstanding obligations. These other obligations included approximately $3,900,000 outstanding under a note payable to Bank One, NA and approximately $2,750,000 under the Encore Bank Facility, as defined below.

I. Negotiations with the Bean Group

The so-called “Bean Group” is comprised of the following individuals: Richard E. Bean, Robert E. Garrison, II, Steven A. Webster, James R. Hawkins, Peter W. Badger, John H. Styles, and Donald R. Campbell. Richard E. Bean is the agent for himself and the other members of the Bean Group under the agency agreement attached as exhibit “A” to the Plan. None of the Bean Group’s members are insiders of either of the Debtors, except that Robert E. Garrison, II served as a director of TeraForce until March, 2005.

The chart attached to this Disclosure Statement as Exhibit “E” lists the beneficial ownership interests in TeraForce held by the individual members of the Bean Group. As listed on Exhibit “E”, the members of the Bean Group collectively own 7.51% of the outstanding common stock of TeraForce, with no member of the Bean Group owning in excess of 2.24 % of said common stock. Exhibit “E” additionally lists certain beneficial interests in TeraForce by the Bean Group under the rules and guidelines of the Securities and Exchange Commission, which require that conversion rights, warrants, and options be included as beneficial ownership interests. However, none of these conversion rights, warrants, and options provide any voting rights, and none of these conversion rights, warrants, and options have been exercised by the Bean Group. No member of the Bean Group indirectly owns or controls any interest in TeraForce (such as through a trust, for example), other than those interests listed on Exhibit “E”.

On or about March 14, 2005, DNA obtained a loan facility in the principal amount of $2,750,000 from Encore Bank (the “Encore Bank Facility”). TeraForce guaranteed DNA’s obligations under the Encore Bank Facility, thereby making both Debtors liable thereunder. Despite holding liens and security interests in virtually all of the Debtors’ property, Encore Bank was unwilling to enter into the loan facility without further security. The Bean Group agreed to provide Encore Bank with limited guarantees to secure the Encore Bank Facility. In return, the Debtors entered into a Reimbursement Agreement with the Bean Group. The Reimbursement Agreement provided that, among other provisions, the Debtors would reimburse the Bean Group for amounts expended pursuant to the limited guarantees provided to Encore Bank. In addition, the Debtors agreed, upon an event of a default under the Encore Bank Facility, to facilitate the Bean Group’s acquisition of the Encore Bank Facility.

The Bean Group had previously provided guarantees for a similar credit facility with FirstCapital Bank that was entered into in July 2004. Approximately $1,750,000 of the proceeds from the Encore Bank Facility were used to repay amounts outstanding under the credit arrangements with FirstCapital Bank. In March 2003, the Bean group provided guarantees for a $1,000,000 credit agreement with FirstCapital Bank. In November 2003 the Bean Group exercised their conversion rights under the relevant reimbursement agreement. Pursuant to these conversion rights, TeraForce issued to the Bean Group approximately 8,300,000 shares of common stock in exchange for $1,000,000, the proceeds of which were used to repay all amounts outstanding under the March 2003 credit facility with FirstCapital Bank.

Certain members of the Bean Group also hold approximately $250,000 in Unsecured Claims against the Debtors that are unrelated to the Encore Bank Facility and Mr. Garrison is owed director fees in the approximate amount of $117,000.

As the Debtors’ finances worsened, and defaults under the 12% Convertible Subordinated Notes appeared imminent, the Debtors approached the Bean Group to solicit the Bean Group’s funding of their bankruptcy reorganization. The Debtors had no other viable sources of funding as all of their assets were pledged under the Encore Bank Facility, and funding of any bankruptcy reorganization would be necessary given the Debtors’ lack of liquidity and missed payrolls. Furthermore, the Bean Group expressed a willingness to fund a reorganization in return for acquiring the equity of the Reorganized Debtor in order to conduct on-going operations utilizing the Debtors’ remaining assets and potentially additional assets to be acquired subsequent to the reorganization.

Serious negotiations and analyses followed. Ultimately, the Bean Group agreed to acquire the Encore Bank Facility, provide postpetition financings, and to participate in a plan of reorganization where it would propose to fund the plan in exchange for ownership of the Reorganized Debtor. Immediately prior to the Petition Date, the Bean Group acquired the Encore Bank Facility and thereafter acquired Encore Bank’s rights and interests against the Debtors and their property – the purpose of which was to prevent a foreclosure and other adverse actions by Encore Bank. The Bean Group paid off the Encore Bank Facility in full and for no discount, in exchange for all of Encore Bank’s rights and interests under the Encore Bank Facility.

J. Filing of the Bankruptcy Cases

The Debtors approached the law firm of Munsch Hardt Kopf & Harr, P.C. (“Munsch Hardt”) in May, 2005 about preparing possible bankruptcy filings, weighing different bankruptcy/insolvency options, and negotiating and finalizing the APA and other GEF Sale Documents. The Debtors ultimately decided that Chapter 11 of the Bankruptcy Code was the most preferable course, for the purposes of, among other things, effectuating the GEF Sale, preserving and capitalizing on the NOL, preserving operations, and maximizing recoveries to their creditors.

Two conditions had to be satisfied prior to the anticipated bankruptcy filings. First, the APA with GEF had to be finalized. Second, the Bean Group had to acquire the Encore Bank Facility, commit to permitting the Debtors’ use of its cash collateral (in which the Bean Group acquired interests resulting from the transfer of the Encore Bank Facility), and commit to provide postpetition financing. On August 3, 2005, with the APA executed, cash collateral usage and DIP Funding in place, and other preliminary matters resolved, the Debtors initiated their Bankruptcy Cases.

ARTICLE VII.
SIGNIFICANT EVENTS DURING THE BANKRUPTCY CASES

A. First Day Pleadings and Hearing

On the Petition Date and shortly thereafter, the Debtors filed several motions requesting expedited relief, for the general purpose of enabling the Debtors to continue their business operations unimpeded and to enable them to fulfill their duties under the Bankruptcy Code. These so-called “first day pleadings” were the following: (i) motion for joint administration; (ii) motion to retain Munsch Hardt on an interim and final basis; (iii) motion to limit notice; (iv) utilities motion; (v) motion to pay critical prepetition Claims of critical vendors; (vi) motion to maintain preexisting bank accounts; (vii) motion to use cash collateral on an interim and final basis; (viii) motion for authority to obtain postpetition financing on an interim and final basis; and (ix) motion for authority to pay prepetition wages. The Bankruptcy Court held a hearing on the “first day pleadings” on August 5, 2005, at which time the Bankruptcy Court generally granted all of the “first day pleadings” with some minor changes.

B. Retention of and Payments to Munsch Hardt

On August 5, 2005, the Bankruptcy Court entered its Order Authorizing the Employment of Munsch Hardt Kopf & Harr, P.C. as Attorneys for the Debtors in Possession [docket no. 29], whereby the Bankruptcy Court approved Munsch Hardt’s retention as counsel for the Debtors on an interim basis. That order required that any objections to the retention of Munsch Hardt on a final basis had to be filed no later than August 26, 2005 and that, if no such objections were filed, Munsch Hardt’s retention would be approved on a final basis under the terms of that order. No objections to Munsch Hardt’s retention on final basis were timely filed, and Munsch Hardt’s retention was therefore approved on a final basis on or about August 27, 2005.

As discussed above, Munsch Hardt provided significant services to the Debtors prior to the Petition Date, comprised of negotiating the APA, assisting with negotiations with the Bean Group, providing bankruptcy and reorganization advice, and preparing bankruptcy filing documents and pleadings. For these services, and attendant expenses, the Debtors paid Munsch Hardt approximately $88,359 prior to the Petition Date. The Debtors also provided Munsch Hardt with a retainer of approximately $36,640 for services and expenses to be provided after the Petition Date.

The Bankruptcy Code requires that the fees and expenses of Munsch Hardt, among others, be approved by the Bankruptcy Court. On November 16, 2005, the Bankruptcy Court entered its Order Approving First Interim Application of Fees and Expenses of Munsch Hardt Kopf & Harr, P.C. [docket no.150] allowing Munsch Hardt $103,756.50 in fees and $14,125.44 in expenses, on an interim basis, and permitted Munsch Hardt to draw $97,130.64, on an interim basis and subject to disgorgement, from retainers provided to Munsch Hardt before and after the Petition Date. Munsch Hardt estimates that, in addition to this interim allowance of fees and expenses, it will incur approximately $200,000 in additional fees and expenses, through to the Effective Date of the Plan. This is an estimate only, and is subject to downward or upward adjustment, potentially significant, depending largely on developments related to confirmation of the Plan.

C. Joint Administration of the Bankruptcy Cases

On August 5, 2005, the Bankruptcy Court entered its Order Granting Joint Administration [docket no. 34], whereby the Bankruptcy Court ordered that the Bankruptcy Cases would be jointly administered under the Lead Case and that all pleadings to be filed in either of the Bankruptcy Cases were to be filed in the Lead Case, with the exception of proofs of claim, schedules, statements of financial affairs, and monthly operating reports. The Bankruptcy Cases have proceeded as jointly administered cases under the Lease Case since that date.

D. Limiting Notice

On the Petition Date, the Debtors had hundreds of potential Creditors, most of which held no Claims or held de minimis Claims. TeraForce also had thousands of Equity Interest holders. If the Debtors would have been forced to serve copies of all pleadings by mail on all potential Creditors and Equity Interest holders, the Debtors would have had to spend tens of thousands of dollars on service alone, most for person who had no or little stake in the Bankruptcy Cases.

Accordingly, on August 5, 2005, the Bankruptcy Court entered its Order Limiting Notice, Establishing Limited Notice Procedures and Limited Service List [docket no. 25], the purpose of which was to limit notice of pleadings to those parties that filed notices of appearance and requests for service, Secured Creditors, governmental entities, certain other entities (such as the United States Trustee), and the Debtors’ thirty (30) largest Unsecured Creditors on a consolidated basis. That order also required certain notice to the largest Equity Interest holders, an on-line docket established by the Debtors on the World Wide Web, filings with the Securities and Exchange Commission, special notice of the commencement of the Bankruptcy Cases to all known potential Creditors, and special notice related to the GEF Sale – all of which requirements the Debtors complied with.

E. Payment of Prepetition Critical Vendors

On the Petition Date, the Debtors had certain work in progress, and orders that had been placed by their customers. Completing this work in progress and these orders required the Debtors to use highly specialized and irreplaceable third-party suppliers and vendors. However, the Debtors owed funds to these suppliers and vendors which the Debtors could not pay under the terms of the Bankruptcy Code. Unless these funds were paid, these suppliers and vendors would not have continued providing services and goods to the Debtors, to the detriment of the Debtors and their Creditors, since work in progress and outstanding orders could not otherwise be completed and filled.

Accordingly, on August 5, 2005, the Bankruptcy Court entered its Order Authorizing Payment of Certain Prepetition Invoices to Critical Suppliers [docket no. 26], by which the Bankruptcy Court authorized the Debtors to pay approximately $16,400 in aggregate prepetition Claims to: (i) Sanmina-SCI Corp.; (ii) Elcoteq, Inc.; (iii) Hi-Tech Applications; and (iv) Texas Prototypes, Inc. The Debtors subsequently made these payments.

F. Payment of Prepetition Wages

Due to their financial condition prior to the Petition Date, the Debtors missed at least two bi-monthly payrolls to their employees, including to their management, which the Debtors were precluded from paying postpetition under the terms of the Bankruptcy Code. Although the employees were loyal, any further failure to pay them would have led to many, if not all, of them leaving the Debtors and asserting large Priority Claims. This would have made reorganization impossible and would also have constituted a default under the APA, since the GEF Sale required that the Debtors make certain employees available to GEF for employment.

Accordingly, on August 5, 2005, the Bankruptcy Court entered its Order Authorizing Payment of Prepetition Wages and Employee Benefits [docket no. 24]. That order authorized the Debtors to pay approximately $281,524 to its employees for prepetition wages, benefits and expenses. The Debtors thereafter made these payments. Under the Bankruptcy Code, each employee would be entitled to a wage Priority Claim in the maximum amount of $10,000, which would have to be paid prior to any Unsecured Claims being paid. Under the Bankruptcy Court’s order, insiders were paid $10,000, and all but a handful of employees were paid less than $10,000, while those that were paid more were paid only slightly more. Therefore, the Debtors do not believe that payments to employees under these orders affected Unsecured Creditors, since these payments were payments on Priority Claims, while these payments enabled the Debtors to keep their employees, close the GEF Sale, and move towards reorganization.

G. Cash Collateral

On the Petition Date, the Debtors had some cash in the bank but, more importantly, the Debtors had sizable outstanding accounts receivables. Under the provisions of the Bankruptcy Code, encumbered cash and accounts receivables constitutes cash collateral, and the Debtors were prevented from using cash collateral (in which the Bean Group held liens pursuant to the Encore Bank Facility) absent authority from the Bankruptcy Court. Towards this end, the Debtors negotiated agreed interim and final cash collateral orders and budgets with the Bean Group, which enabled the Debtors to use cash, accounts receivables, and other cash collateral to fund operations and their Bankruptcy Cases. In exchange, and as adequate protection, the Bean Group was granted replacement liens in the Debtors’ postpetition accounts receivables and other assets (except Avoidance Actions, Vista Claims, and with carve outs for certain Administrative Claims).

Accordingly, on August 5, 2005, the Bankruptcy Court entered its Agreed Interim Order Authorizing the Debtors’ Interim and Final Use of Cash Collateral and Providing for Adequate Protection [docket no. 30], whereby the Bankruptcy Court authorized the Debtors to use the cash collateral from the Petition Date through to the hearing on the Debtors’ final use of cash collateral. After a final hearing, on August 25, 2005, the Bankruptcy Court entered its Agreed Final Order Authorizing the Debtors’ Use of Cash Collateral and Providing for Adequate Protection [docket no. 88], whereby the Bankruptcy Court authorized the Debtors to use cash collateral through October 31, 2005. The Debtors have used cash collateral thereafter pursuant to agreements with the Bean Group.

H. DIP Financing

The term DIP financing refers to debtor-in-possession financing, and is used to describe postpetition loans to a Chapter 11 debtor-in-possession.

On the Petition Date, the Debtors had numerous financial obligations which they could not satisfy in full from cash collateral and receivables alone. Among other things, the Debtors needed cash to pay their employees (both prepetition and postpetition), complete work in progress, pay their landlord and utility providers, and fund their attempts at reorganization. As explained elsewhere in this Disclosure Statement, the Debtors had no reasonable prospects of obtaining DIP financing on an unsecured basis, or by granting Administrative Claims only. However, the Debtors had negotiated prepetition with the Bean Group for the Bean Group to provide DIP Financing to enable the GEF Sale to close and the Debtors to reorganize.

Accordingly, on August 5, 2005, the Bankruptcy Court entered its Interim Order Authorizing Secured and Superpriority Postpetition Financing, Granting Priming Liens, and Scheduling Final Hearing [docket no. 33], pursuant to which the Bankruptcy Court authorized the Debtors to borrow $500,000 on an interim basis from an overall credit facility in the amount of $750,000 to be provided by the Bean Group (the “DIP Financing”). The Debtors borrowed these funds and used them to pay their employees, rent, and other operating expenses. Thereafter, on August 25, 2005, the Bankruptcy Court entered its Final Order Authorizing Secured and Superpriority Postpetition Financing, and Granting Priming Liens [docket no. 89], which authorized the Debtors to borrow the full amount of the DIP Financing. As security, the Bean Group was granted superpriority Claims (Claims to be paid ahead of all other Administrative Claims) and priming liens (liens which primed prepetition liens) which essentially primed the prepetition liens held by the Bean Group under the Encore Bank Facility.

On September 8, 2005, after the closing of the GEF Sale, the Debtors paid the Bean Group $754,831 in full and final satisfaction of its Claims under the DIP Financing, and the DIP Financing was retired.

I. The Committee and its Counsel

On August 5, 2005, the United States Trustee (the “UST”) issued and served his notice of the meeting on the formation of an unsecured creditors committee, which meeting was held on August 10, 2005. On that date, the UST filed his Appointment of Official Unsecured Creditors’ Committee [docket no. 51], announcing the formation of the Official Committee of Unsecured Creditors of TeraForce Technology Corporation (the “Committee”), comprised of the following holders of substantial Unsecured Claims against the Debtors: (i) S&G Associates, LLC; (ii) Savage Sports Corporation; (iii) EFW (Fort Worth); and (iv) Haynes & Boone, LLP.

The role of the Committee is generally to act in the Bankruptcy Cases in the best interests of the overall bodies of Unsecured Creditors of the Debtors. The Committee monitors the Bankruptcy Cases, the Debtors’ actions, and the Debtors’ finances, and has standing to take numerous actions in the Bankruptcy Cases. As such, the Committee looks after the interests of the body of Unsecured Creditors, and not necessarily of the unique interests of the individual members of the Committee or of any single Unsecured Creditor.

Under the Bankruptcy Code, the Committee is entitled to retain legal counsel, which is entitled to apply to the Bankruptcy Court for the allowance of its fees and expenses and for the payment thereof from the Debtors (rather, their bankruptcy estates). The Committee interviewed several law firms in deciding which firm to retain as its counsel, and ultimately chose the law firm of Locke Liddell & Sapp, LLP. On September 22, 2005, the Bankruptcy Court entered its Interim Order Approving Application for Employment of Locke Liddell & Sapp LLP as Attorneys for the Official Committee of Unsecured Creditors of TeraForce Technology Corp. Nunc Pro Tunc to August 10, 2005 [docket no. 134], approving the retention of Locke Liddell as counsel for the Committee.

J. KERP Order

The Debtors’ principal control persons and management, consisting of Herman M. Frietsch, Robert P. Capps, and R. Eugene Helms (collectively, the “Key Employees”), had not been paid prior to the Petition Date, has other sizable prepetition Claims against the Debtors, and were only paid at half their contractual rate postpetition. The continuing services, knowledge, contacts, and abilities of the Key Employees was critical to the success of the GEF Sale and to the Debtors’ reorganization, and the Debtors faced the potential that one or more of these individuals would leave their employment absent additional assurances of payment. Recognizing this potential, and the potential results on the GEF Sale and the Debtors’ reorganization, the Bean Group agreed to support and fund a KERP (key employee retention plan) for the Key Employees.

Accordingly, on August 30, 2005, the Bankruptcy Court entered its Agreed Final Order Granting Emergency Motion for Approval of Key Employee Retention Plan [docket no. 101] (the “KERP Order”), which provided for certain incentive-based payments to the Key Employees, to be made by the Bean Group (or from its collateral), based on the success of the GEF Sale. In exchange, the Key Employees agreed to waive certain prepetition and postpetition Claims against the Debtors, thereby providing a benefit to the Debtors and their other Creditors. Approximately $57,799 in Claims under the KERP Order have been paid to date, while approximately $57,799 in remaining Claims under the KERP Order remain outstanding (the “KERP Claims”).

K. GEF Sale

On August 4, 2005, the Debtors filed a motion with the Bankruptcy Court for entry of an order (i) authorizing and scheduling an auction for the sale of substantially all of the assets of DNA in accordance with the APA, (ii) authorizing and approving bidding procedures in connection with the sale, (iii) authorizing and approving a break-up fee and expense reimbursement in connection with the auction, (iv) authorizing and approving notice of the auction and the sale, and (v) scheduling a hearing to approve the sale (the “Bidding Procedures Order”). On August 11, 2005, after a hearing on the motion, the Bankruptcy Court entered the Bidding Procedures Order.

The Bidding Procedures Order provided for procedures and requirements under which other parties could make a bid to purchase the assets of DNA, for the purpose of soliciting offers higher than that offered by GEF under the APA. The conditions that any competing bids were required to meet included the following, among other conditions:

•	The bid must be in writing

•	Provide for a purchase price of not less than $3,095,000

•	Be received no later than 5:00 p.m. on August 29, 2005

•	Be on the same, or better, terms as the APA and accompanied by an executed asset acquisition agreement

•	Be accompanied by a deposit of $150,000

•	Be accompanied by sufficient information to demonstrate that the bidder has the financial wherewithal and ability to timely consummate the acquisition

•	Be firm and unconditional

A copy of the Bidding Procedures Order, the APA, a notice of the auction and bidding procedures and other items as instructed by the Bankruptcy Court were served on interested parities in accordance with the instructions of the Bankruptcy Court, including all parties with whom the Debtors had previously had discussions regarding the purchase of the assets of DNA.

No competing bids were received by the deadline of August 29, 2005, and the Debtors received no indications from other parties that such other parties intended to submit a competing bid. Therefore, the proposed auction was cancelled.

Several parties objected to the GEF Sale, on limited grounds, including VISTA, Rafael, and local taxing authorities. The purpose of these objections was generally to preserve rights and not to object to the GEF Sale on a substantive basis. The Debtors, working with the Bean Group and GEF, were able to resolve all of these objections on consensual bases. Accordingly, after a hearing on September 7, 2005, the Bankruptcy Court entered the Sale Order, authorizing the sale of substantially all of DNA’s assets to GEF and approving the APA. On September 7, 2005, the Debtors consummated the sale of substantially all of DNA’s assets to GEF in accordance with the APA and the Sale Order.

Pursuant to the APA, the purchase price for the assets totaled $2,895,000. Of this amount, $300,000 was deposited into an Indemnity Escrow Account and will be used to fund any indemnity obligations that the Debtors may have to GEF under the GEF Sale Documents or applicable orders of the Bankruptcy Court. Therefore, the net proceeds received by the Debtors upon closing of the transaction amounted to $2,595,000. Pursuant to the Sale Order, $150,000 of this amount was transferred to a segregated interest bearing account to fund any transfer tax liabilities that may arise from the transaction (the “Tax Account”).

The APA provides that the Debtors will indemnify GEF for costs and expenses that GEF may incur as a result of the Debtors’ breach of representations, warranties or covenants contained in the APA, among other items. The Debtors indemnity obligations, if any, will be funded by and are limited to the $300,000 deposited in the Indemnity Escrow Account. Any amounts remaining in the Indemnity Escrow Account and not subject to unresolved claims for indemnification asserted prior to such date will be paid to the Debtors upon the twelve-month anniversary of the closing of the GEF Sale and in accordance with the terms of the related indemnity escrow agreement. Also pursuant to the APA, GEF has agreed to indemnify the Debtors for costs and expenses that the Debtors may incur as a result of GEF’s breach of representation, warranties or covenants contained in the APA, losses related to any assumed liability, and losses arising with the conduct and operation of GEF’s business subsequent to the closing, among other items.

Concurrent with the closing of the GEF Sale pursuant to the APA, the Debtors and GEF entered into a Transitional Services Agreement (the “TSA”). Under the TSA, the Debtors will provide GEF with certain operational and administrative services for a transition period of up to six months, to expire on or about March 7, 2006. GEF will reimburse the Debtors for out of pocket costs associated with providing these services. GEF may terminate all or a portion of the services under the TSA upon 21 days notice to the Debtors.

Under the Plan, all of the Debtors’ rights, interests, obligations, and potential liabilities under the GEF Sale Documents, including the TSA, the Sublease, the Indemnity Escrow Account, and the Tax Account would be transferred to the Reorganized Debtor. The Plan would not affect the obligations and potential liabilities of the Debtors thereunder, and the Reorganized Debtor would be solely responsible therefor in accordance with the applicable agreements and orders of the Bankruptcy Court.

L. VISTA Rejection

As of the Petition Date, one or both of the Debtors had certain executory (i.e. future) obligations under the Vista Agreements. In light of the GEF Sale and their reorganization, the Debtors could not provide these executory services and required the rejection of the Vista Agreements under the provisions of the Bankruptcy Code. Rejection of the Vista Agreements was likewise a condition precedent of the APA. Accordingly, shortly after the Petition Date, the Debtors moved in the Bankruptcy Court to reject the Vista Agreements.

VISTA objected to the GEF Sale and to the Debtors’ request for the rejection of the Vista Agreements, primarily for the purpose of preserving its rights under section 365(n) of the Bankruptcy Code with respect to those agreements. The Debtors recognized that VISTA could claim certain rights under section 365(n) of the Bankruptcy Code, and that litigating those rights would be complicated, lengthy, and expensive. The Debtors were concerned primarily with rejecting those agreements, while preserving the Vista Claims. Therefore, to avoid the expenses and delay associated with litigation, the Debtors and VISTA agreed to resolve issues related to the rejection of the Vista Agreements, while preserving litigation over the Vista Claims for a future date.

Accordingly, on September 8, 2005, the Bankruptcy Court entered its Agreed Order Rejecting Vista Controls, Inc. Agreements [docket no. 119], whereby the Vista Agreements were rejected, without prejudice to VISTA’s rights under section 365(n) of the Bankruptcy Code and without prejudice to the Vista Claims. GEF has purchased certain rights related to the rejected Vista Agreements and to the underlying intellectual property. However, GEF has not purchased the Vista Claims, and those claims remain the property of the Debtors.

M. Settlement with Rafael

Prior to the Petition Date, the Debtors had entered into the following contracts: (i) that certain Statement of Work for Rafael Custom Video Processor dated November, 1999 by and between DNA and Rafael, and related documents; and (ii) that certain Contract Between Government of Israel Ministry of Defense and DNA Computing Solutions, Inc. for RCVP Module Boards (together, the “Rafael Contracts”), with Rafael Armament Development Authority Ltd. and the Government of Israel – Ministry of Defense (together, “Rafael”). Although the Debtors believed that the Rafael Contracts were fully preformed prior to the Petition Date, Rafael alleged that the Rafael Contracts were executory in nature, that Rafael had certain rights under the Bankruptcy Code, and the Rafael had certain rights to purchase certain intellectual property under the Rafael Contracts. Rafael threatened litigation against the Debtors.

Rather than litigate the issues, the Debtors agreed with Rafael that the Debtors would essential sell to Rafael the intellectual property that Rafael wanted; property which the Debtors had no further use for, and which was without value to parties other than Rafael. In the process, Rafael’s concerns would be mooted, any potentially executory duties of the Debtors under the Rafael Contracts would rejected, a global settlement would be reached, and the Debtors would obtain some consideration for the transfer of the subject assets: $10,000 for the assets themselves, plus up to and additional $5,000 for the Debtors’ reasonable attorney’s fees expended in obtaining approval of the Rafael settlement from the Bankruptcy Court.

Accordingly, on November 16, 2005, the Bankruptcy Court entered its Agreed Order Approving Debtors’ Settlement with and Sale to Rafael Armament Development and Rejecting Certain Contracts [docket no. 151], whereby the Bankruptcy Court: (i) approved the settlement with Rafael; (ii) approved the sale to Rafael; and (iii) approved the rejection and termination of the Rafael Contracts.

N. Rejection of Lease and Execution of Sublease

On the Petition Date, the Debtors leased approximately 20,679 square feet of commercial real property in Richardson, Texas pursuant to a long term lease. The Debtors used these premises to operate their businesses, design and develop products, produce products, store and ship products, and run management and accounting operations. However, with the closing of the GEF Sale and the corresponding decrease in business and employees, the Debtors no longer had a need for so large a facility.

Meanwhile, GEF negotiated a new lease with the landlord for the same premises. Notwithstanding the closing of the GEF Sale, the Debtors needed limited space in which to continue their postpetition operations under the TSA with GEF, and in which to operate their reorganization attempts. Therefore, the Debtors agreed with GEF that the Debtors would sublease from GEF approximately 3,100 square feet at the same premises, for the monthly rent of approximately $2,712.50, with the sublease to terminate on March 7, 2005 (the “Sublease”).

Accordingly, on November 16, 2005, the Bankruptcy Court entered its Order Authorizing Rejection of Real Property Lease and Approving Entry into Sublease with GEF [docket no. 152], approving the rejection of the Debtor’s old lease and the Debtors’ entry into the Sublease from GEF. That order also authorized the Debtors’ prior landlord to setoff and to apply a $16,371.00 prepetition security deposit against the Debtors’ prepetition defaults. The Debtors executed the Sublease on November 18, 2005.

O. Certain Claim Objections

On November 17, 2005, and thereafter, the Debtors filed several objections to certain Claims, related primarily to Claims that were paid by the Debtors postpetition or to Claims that the Debtors think are otherwise improper but would be payable upon the Effective Date under the Plan.

The Debtors objected to the alleged Priority Claims of the Delaware Secretary of State, which filed a Priority Claim against TeraForce in the amount of $268,224.28. The Bankruptcy Court sustained this objection by order entered December 21, 2005, and granted the Delaware Secretary of State an Allowed Priority Claim in the amount of $7,294.88 only. Similarly, the Debtors objected to the Secured Claims of local taxing authorities, namely Dallas County, the City of Richardson, and Richardson ISD, on the basis that the Debtors paid these claims at the closing of the GEF Sale. By order entered December 21, 2005, the Bankruptcy Court sustained the Debtors’ objection and denied the Secured Claims of the local taxing authorities.

The Debtors also objected to the Priority Claim of the Internal Revenue Service, which filed a Priority Claim against TeraForce in the amount of $52,781.60. After further analysis, the IRS amended its Priority Claim so as to effectively withdraw it in its entirety, thereby mooting the Debtors’ objection but nevertheless accomplishing the desired goal. Finally, the Debtors objected to certain Priority Claims as scheduled and held by their employees. These Priority Claims relate to wages and related benefits which the Debtors failed to pay their employees prior to the Petition Date, but which the Debtors paid postpetition. The Bankruptcy Court sustained the Debtors’ objections to these Priority Claims at a hearing held on January 3, 2006 by disallowing those Priority Claims that have been paid postpetition by the Debtors, while allowing certain greatly reduced Priority Claims for those employees whose Priority Claims were not paid in full by the Debtors, and general Unsecured Claims for those employees whose Priority Claims were not paid in full by the Debtor but whose Priority Claims exceeded the $10,000 cap for Priority Claims based on wages and related benefits as imposed by the Bankruptcy Code.

The Debtors believe that several other Claims as filed or scheduled may be objectionable, and they may file one or more claim objections prior to the Effective Date. For example, and as explained elsewhere in this Disclosure Statement, the Debtors believe that the proof of Claim filed by VISTA should be disallowed in its entirety. However, the Debtors stress that they have not undertaken a full and comprehensive analysis of all Claims at this time, and are therefore unable at this time to identify with particularity the Claims they believe may or may not be objectionable. In order to limit expenses, the Committee has likewise not undertaken any analysis of the Claims and thus takes no position regarding which Claims may or may not be objectionable. The Plan preserves all potential claim objections after the Effective Date, and grants standing to the Reorganized Debtor, and the Bean Group (and preserves the rights of other parties) to object to Claims. The Debtors anticipate that the Reorganized Debtor will undertake a comprehensive analysis of potential objections to Claims, and that one or both (as well as potentially third parties) may file objections to Claims thereafter.

P. Wyatt, Carmichael, S&G (the “Competing Proponents”) Plan.

The original version of this Plan provided for the Bean Group to release its lien on certain asset and transfer those assets to a creditor trust where the assets would be liquidated for the benefit of unsecured creditors. This Plan was filed on November 22, 2005. The Plan was not well received by the Committee, Carmichael, Wyatt and S&G. On December 29, 2005, the Competing Proponents filed a motion to terminate exclusivity for the purpose of filing the Competing Plan. The motion was opposed by the Debtors and the Bean Group. On January 10, 2006, the Court entered an order terminating exclusivity on condition that the Competing Proponents deposit $250,000 in to the registry of the Court. The funds were timely deposited and on January 16, 2006, the Competing Proponents filed their Plan and Disclosure Statement. The Competing Plan provided for payment in full of the Bean Group Secured Claim and a cash payment to unsecured creditors of at least twelve (12) cents on the dollar. The Bean Group supported this Plan on condition that the Competing Plan Proponents secure the funding obligations. On January 19, 2006, the Court entered an order Conditionally, Shortening Competing Proponent’ Disclosure Statement Notice and Setting Said Disclosure Statement for Hearing. In this Order, the Court required the Competing Proponents to secure the $3,000,000 necessary to fund the Competing Plan. This requirement was satisfied when Wyatt posted the LOC. At a hearing held on February 7, 2006, Wyatt announced that he intended to withdraw his support for the Competing Plan and that he had reached a new deal with the Bean Group. The Committee and Carmichael opposed this request. The Court ordered Wyatt to file a motion to withdraw and set it for hearing on February 23, 2006. At the same time, the Court ordered all of the parties to mediation.

The mediation was held on February 20, 2006 in Houston, Texas. After twelve hours of intense negotiations, the Debtors, the Bean Group, the Committee, Carmichael, Wyatt and the Sub Debt Holders reached a comprehensive settlement which resolved all disputes among the parties and resulted in the terms of a Chapter 11 Plan which all parties present agreed to support. The terms of this settlement are embodied in the Plan.

The Plan resulted from agreements and settlements reached at the Mediation. The major issues related to the Plan have therefore been subject to extensive scrutiny and negotiations by the principal parties to the Bankruptcy Cases. The Debtors believe that this fact is further evidence that the Plan represents the best realistically obtainable return to Unsecured Creditors.

ARTICLE VIII.
DEBTORS’ FINANCIAL DATA

A. Proceeds from GEF Sale

Upon the closing of the GEF Sale, the Debtors received cash proceeds of $2,595,000 from GEF (with the remainder of the purchase price placed in the Indemnity Escrow Account). Immediately subsequent to the closing, the Debtors repaid all outstanding principal and accrued interest under the DIP Financing, which amount to $754,831. Also immediately subsequent to the closing, the Debtors satisfied Secured Claims to certain taxing authorities amounting to $21,519 in the aggregate, and paid $57,796 due under the KERP Order. Of the remaining cash proceeds of $1,760,854, $150,000 has been segregated in the separate interest bearing Tax Account to satisfy any transfer tax liabilities that might arise from the GEF Sale. The remaining $1,610,854 has been segregated in a second interest bearing account and is subject to cash collateral orders and the liens of the Bean Group.

Upon confirmation of the Plan, the remaining proceeds will be vested in the Reorganized Debtor, together with the Tax Account, and the Debtors’ rights and interests with respect to the Indemnity Escrow Account, for the purpose of, among other things, enabling the Reorganized Debtor to satisfy its obligations under the Plan.

B. Indemnity Escrow Account

Upon the Closing of the GEF Sale, GEF deposited $300,000 into the Indemnity Escrow Account. This account is subject to the Indemnity Escrow Agreement and is intended to fund the Debtors’ indemnity obligations pursuant to the APA and applicable orders of the Bankruptcy Court. Under the APA, the Debtors agreed to indemnify GEF for certain losses, including those incurred by GEF as a result of the failure of representations and warranties made by the Debtors in the APA and breaches of covenants of the APA. In addition, the Indemnity Escrow Account can be used to satisfy any outstanding obligations of the Debtors to GEF under the TSA and the Sublease. Pursuant to the Indemnity Escrow Agreement, amounts remaining in the Indemnity Escrow Account which are not subject to an unresolved claim by GEF on the twelve-month anniversary of the closing of the GEF Sale will be paid to the Reorganized Debtor pursuant to the terms of the APA and the Indemnity Escrow Agreement.

Any amounts distributed to the Reorganized Debtor by the Indemnity Escrow Agent (as defined in the Indemnity Escrow Agreement) from the Indemnity Escrow Account remain subject to the liens and security interests of the Bean Group and do not, even assuming their refund, constitute funds that the Debtors can use or that can be distributed to Unsecured Claims. Under the Plan, the Debtors’ rights and interests in and to the Indemnity Escrow Account would be vested in the Reorganized Debtor. The Debtors are not aware of any circumstances that give rise to an indemnity obligation to GEF, but there can be no assurance that such circumstances will not arise in the future or that GEF will not make a claim for indemnification under the APA, the TSA, or the Sublease.

C. Reliance Claim

The Debtors have pending a claim in the amount of $1,612,233 against Reliance. Reliance is in liquidation in proceedings pending in the State of Pennsylvania, as discussed in detail in Article VI.D of this Disclosure Statement. The amount to be recovered under this claim, and the timing of any recovery, is dependent upon the results of the liquidation proceedings, including the amount of assets of Reliance recovered and the amount of claims ultimately allowed. The Debtors will receive a pro-rata distribution of the amount available for distribution to all similarly classified claims. Based on a review of reports issued in the liquidation proceedings and informal discussions with representatives of Reliance, the Debtors believe that recovery under this claim could be as much as approximately $1,100,000 and that an initial recovery of approximately $800,000 is expected.

The Debtors believe that the Bean Group holds a valid and perfected first priority lien in and to the Reliance Claim and its proceeds and that, upon a liquidation or foreclosure by the Bean Group, the Reliance Claim would not therefore be available for the benefit of unsecured creditors.

Under the Plan, the Reliance Claim will be vested in the Reorganized Debtor.

D. Vista Claims

The Vista Claims are discussed in detail in Article VI.F of this Disclosure Statement. For purposes of their value, costly litigation will be necessary to obtain a settlement or to obtain a favorable judgment, including on appeal, and there is a significant risk that the Vista Claims may yield no recovery at all, as there is with any litigation.

As more fully discussed below, under the Plan, the Vista Claims will be vested in the Debtors and prosecuted on behalf of itself, Wyatt and the Class 5 Creditors.

E. Avoidance Actions

“Avoidance Actions” means any and all rights, claims or actions which either or both of the Debtors may assert on behalf of the Estates under chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 544, 545, 546, 547, 548, 549, 550, 551 and/or 553 of the Bankruptcy Code, except to the extent that any such rights, claims, or actions are released or waived in the Plan. Avoidance Actions include preference actions and fraudulent transfer actions, if any.

The Debtors have not undertaken an extensive analysis of the value, if any, of the Avoidance Action. Moreover, any recovery on the Avoidance Actions would likely entail litigation, and attendant costs, which would diminish the value of said recovery. However, they believe that the Avoidance Actions have value and that some of them may be worth pursuing. Exhibit “C” to this Disclosure Statement consists of certain answers by the Debtors on their Statements of Financial Affairs that indicate the potential Avoidance Actions that the Debtors believe may exist. However, numerous defenses and affirmative defenses to avoidance actions generally exist, and the Debtors have undertaken no analysis of such potential defenses with respect to the potential Avoidance Actions listed on Exhibit “C” to this Disclosure Statement.

Under the Plan, all of the Debtors’ rights and interests in and to the Avoidance Actions will be vested in the Reorganized Debtor.

CREDITORS ARE CAUTIONED THAT, UNDER THE PLAN, CERTAIN POTENTIAL AVOIDANCE ACTIONS AGAINST THE MEMBERS OF THE BEAN GROUP AND CERTAIN FORMER AND CURRENT INSIDERS OF THE DEBTORS WOULD BE WAIVED, AND THE BEAN GROUP AND SAID INSIDERS WOULD BE RELEASED. READ THE RELEASE PROVISIONS OF THE PLAN CAREFULLY.

F. David L. Fox Judgment

The Debtors hold a judgment in the amount of $75,800 against David L. Fox, an individual. The judgment was entered October 12, 2004 pursuant to a Final Judgment in Cause No. 02-07449-G, District Court of Dallas County, 134th Judicial District. Mr. Fox has represented to the Debtors that he does not have non-exempt assets to satisfy this judgment, and he has threatened to file bankruptcy if the Debtors initiated collection efforts. Mr. Fox failed to respond to post-judgment discovery geared towards collection because his attorney again informed the Debtors that Mr. Fox was about to file bankruptcy. Since the Debtors had by that time incurred approximately $50,000 in attorney’s fees and expenses on the matter, they decided to forego other collection attempts and additional corresponding expenses. Nevertheless the judgment remains and, if abstracted and if Mr. Fox’s financial condition has changed, some collection activities may be warranted.

Under the Plan, all of the Debtors’ rights and interests in and to the David L. Fox judgment will be vested in the Reorganized Debtor.

G. Patents and Patent Applications

After the GEF Sale, The Debtors continue to hold the following United States patents and pending applications:

Patent No.	Description	Date Issued
5,276,678	Distributed Switching & Telephone Conference System	1-04-94
5,420,860	Volume Control for Digital Communication System	5-30-95
5,561,710	Interactive Voice Communication Terminal
6,091,714	Programmable Distributed Digital Switch System	7-18-00
6,288,739	Distributed Video Communications System	9-11-01
Method & Systems for SOHO PBX for Simultaneous
6,167,043	Data & Voice Comm.	12-26-00
System & Method for Synchronized Multi-Channel
6,212,612	Data Manag. W/ Dynamically Configurable Routing	4-3-01
Method of Manufacture for Embedded Processing
6,347,735	Subsystem Moduel	2-19-02
6,505,229	Embedded Real-time Multitasking Processor System	1-07-03
Microprocessor Subsystem Modulator PCB Bottom-side
6,285,558	BGA Installation	9-4-01
6,731,750	xDSL Multi-Point Interface Device	5-4-04
Optical Network Node Employing High Speed Switch
Pending	Fabric & Aggregation Bus	n/a
Four-fiber Optical Network Reconfigurable to
Pending	Accommodate Shelf Controller Failure	n/a
Data Distribution System Employing Multi-port High
Pending	Speed Switch Fabric	n/a

These patents and patent applications were developed by the Debtors during the period from 1993 through the Petition Date. Some of them relate to the so-called telecommunications bubble, and, due to their age, are likely obsolete. They represent intellectual property not transferred in the GEF Sale or in previous transactions, including the sale of assets to ITI in 2001 and to Flextronics in 2002. These patents and applications were available for sale in these transactions; however, neither GEF, ITI, nor Flextronics offered to buy, license or otherwise acquire the rights to this intellectual property.

The Debtors have not obtained an independent evaluation of this intellectual property, due to the cost of such an evaluation. The Debtors do not currently, nor have they in the past, received license fees or royalties related to this intellectual property. The Debtors have never received an offer to purchase or license this intellectual property. The Debtors are not aware of any circumstances in which other parties have infringed upon this intellectual property, nor are they aware of any current applications for this intellectual property. While there is a market for portfolios of patents and other intellectual property, due to the relatively small number of patents involved and the factors discussed above the Debtors believe the market for this intellectual property is very limited.

However, the Debtors believe that with significant additional effort and investment a means can be found to create additional value from the patents and patent applications. Significant effort will be required related to the pending patent applications, which represent the most recent technology. These efforts include responding to office actions from the United States Patent and Trademark Office and potentially amending the patent applications. There is no assurance that the pending patent applications will ever result in the issuance of a patent. Creating value from the patents will require identifying areas in which the underlying intellectual property has been or can be utilized. Such efforts are expected to require the use of outside consultants and experts. If other parties are found to be infringing on the patents the Debtors could negotiate a settlement that may include cash payments or on-going royalties. In any case, this would likely require extensive litigation. The Debtors could also develop applications for the patents that would result in revenues to the Debtors in the future. The development of these applications would likely require very significant additional investment.

All of these considerations therefore inform the Debtors’ opinion regarding the value of these patents and patent applications: the age (and possible obsolescence) of some of the patents, the fact that they have produced no royalties or income in the past, the fact that neither ITI, Flextronics, not GEF were interested in purchasing or licensing these patents, despite their purchase of other intellectual property, and the large amount of funds that will be required to realize income from these patents and applications in the form of a sale, licensing, or patent infringement actions, leads the Debtors to believe that these patent and applications have a maximum fair market value of less than $100,000, while their liquidation value is probably considerably lower.

Under the Plan, the Debtors’ rights and interests in and to these patents and applications would be vested in the Reorganized Debtor.

H. Investment in ITI and B2I

The Debtors hold 2,000 shares of common stock in Intelect Technologies, Inc. (“ITI”). This represents approximately 12% of the outstanding common stock of ITI. The majority of the remaining common stock is held by Singapore Technologies Electronics, Ltd. There is no market for the stock of ITI and the company has not been profitable since its inception. In 2004 the Debtors sold 1,000 shares of ITI common stock to an officer of ITI for $50,000, indicating a value of $100,000 for the remaining shares. However, there is no assurance that a similar transaction can be arranged at that price, or at any price. The Debtors hold less than 1% of the common stock of Business-to-Investor, Inc. (“B2I”). B2I is a private company that is not currently profitable, and there is no market for the stock of B2I. The value of this common stock, if any, is unknown. The Debtors have never received a dividend or other distribution from either ITI or B2I and do not expect to in the future.

Under the Plan, the Debtors’ rights and interests in and to the stock of ITI and B2I would be vested in the Reorganized Debtor.

I. Equipment and Furnishings

The Debtors have office equipment and furnishings consisting primarily of personal computers and office furniture. The depreciated net book value of this equipment and furnishings is approximately $45,000. However, the market value of such used equipment is estimated to be considerably less.

Under the Plan, the Debtors’ rights and interests in and to the office equipment and furnishings would be vested in the Reorganized Debtor.

J. NOL

The Debtors file a consolidated federal income tax return and have done so since at least 1995. The federal income tax return for the year ended December 31, 2004 indicates a cumulative net operating loss carry over (“NOL”) of approximately $176,000,000. This amount is generally available to offset the Debtors’ taxable income in future years, subject to certain limitations as discussed below. The NOLs expire as follows:

Amount	Year of Expiration
$3,454,000	2007
$6,216,000	2008

$1,971,000	2009

$4,119,000	2010

$20,674,000	2011

$17,695,000	2012

$121,871,000	After 2018

Section 382 of the IRC places restrictions on the future utilization of an NOL upon the occurrence of an ownership change. In general, upon an ownership change, as defined in the IRC, the amount of an NOL that can be used in any future period is limited to an amount equal to the value of the company at the date of the ownership change times the federal long term interest rate then in effect. In the case of the Debtors, this would result in a very small amount and the NOLs would expire before they could be utilized.

However, section 382(l)(5) of the IRC provides an exception to this general rule in the case of ownership changes that occur in connection with a reorganization under the Bankruptcy Code. Under this exception, there are no limitations on the amount of an NOL that can be utilized in any taxable year, provided certain conditions are met. These conditions include a requirement that not less than 50% of the value and voting control of the reorganized debtor be held by qualified creditors, as defined in the IRC, and/or equity holders of the Debtors as of the commencement of the bankruptcy. Furthermore, there can be no further ownership changes for a period of two years. Under this exception the amount of the NOL must be reduced by the interest paid or accrued during the past three years on debt that is converted into common stock. In the case of the Debtors any such reduction is estimated to be less than $1,000,000, and therefore not material to the total amount of NOL. The IRC also contains provisions in Section 269 that can limit the future utilization of NOLs in cases in which the ownership change occurred primarily to avoid taxes.

Under the Plan, the Debtors’ rights and interests in and to the NOL would be vested in the Reorganized Debtor.

K.	Corporate Shell – Possible Equity Distribution in Reorganized Debtor

In the past, there has been a market for a public corporate shell. However, recent legislative and regulatory changes, such as the Sarbanes-Oxley Act of 2002, have severely limited, if not eliminated this market. The costs of maintaining a public company have greatly increased due to much of this legislation, which requires increased legal, accounting, and compliance expenditures, meaning that it is no longer economically feasible or attractive to maintain small to mid-sized companies, such as the Debtors, as public entities. Furthermore, the Securities and Exchange Commission has implemented various regulatory initiatives to curb perceived abuses in the marketing of corporate shells. In the case of the Debtors, any attempt to transfer ownership and control of the corporate shell would likely result in an ownership change pursuant to regulations of the IRC and would result in material reduction, if not elimination, of the ability to utilized the Debtors’ NOL in the future. For all of these factors the Debtors do not believe there is any value to their corporate shells.

At the beginning of these Bankruptcy Cases, the Bean Group had considered offering pro-rata distributions of 20% of the equity of the Reorganized Debtor to Unsecured Creditors in exchange for their Claims. However, after the GEF Sale closed, the Bean Group determined that the Reorganized Debtor would need at least $3 million of additional capital in the near term and possibly as much as $10 million of additional capital over the long term. The Bean Group determined that if it infused additional capital into the Reorganized Debtor by purchasing new stock, the 20% interest held by the Unsecured Creditors would be significantly diluted unless the Unsecured Creditors receiving the stock likewise purchased new stock. Moreover, due to the tax rules limiting changes in ownership, the Unsecured Creditors are really the only ones who can invest new capital. Based on this analysis and the belief that the Unsecured Creditors would not want to invest new capital in the Reorganized Debtor, where their positions would be significantly diluted, the Bean Group decided to change the plan to carve out a portion of the Bean Group’s collateral so the Unsecured Creditors could receive a reasonably anticipated fourteen cent on the dollar return.

Under the Plan, the Debtors’ corporate shells would be substantively consolidated, with DNA merged into TeraForce, and the Reorganized Debtor would effectively operate through TeraForce’s corporate shell (which would be made a private entity under the Plan).

ARTICLE IX.
LITIGATION INVOLVING DEBTORS

The Debtors are presently involved in quasi-litigation concerning the Reliance Claim in the in the Commonwealth Court of the State of Pennsylvania under Case No. 269 M.D. 2001. The Debtors are not involved in any other litigation pending in any court other than the Bankruptcy Court.

However, the Plan preserves the Debtors’ claims and causes of action, and transfers the Vista Claims, the Reliance Claim, and the Avoidance Actions. The Debtors intend to object to the Unsecured Claim filed by VISTA and to assert a counterclaim for damages based on the Vista Claims as discussed in Article VI.

ARTICLE X.
LIQUIDATION ANALYSIS AND SUBSTANTIVE CONSOLIDATION

A. Liquidation Analysis

As a condition to confirmation of a plan, section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each impaired class of Claims or Equity Interests must receive or retain at least the amount of value it would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the plan. The information set forth in Exhibit “D” hereto provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ Estates. Reference should be made to the Liquidation Analysis attached hereto as Exhibit “D” for a complete discussion and presentation of the Liquidation Analysis.

The Liquidation Analysis was prepared by the Debtors’ management, and the Debtors’ management believes it to be reasonably accurate. Additionally, the Proponents note that Exhibit “D” represents a liquidation scenario, and that they believe that the Debtors’ assets would yield lower recoveries through a liquidation than they would under the Plan. By way of example, Exhibit “D” values the liquidation value of the Reliance Claim at 50% of its face amount, while this Disclosure Statement otherwise values the Reliance Claim at upwards of 70% of its face value under the Plan. The difference is explained by the information received by the Debtors that the Reliance Liquidation will likely make an initial 50% distribution on account of the Reliance Claim, while the remaining anticipated 20% distribution on account thereof will take additional time and one or more future payouts. Upon a liquidation, the Debtors do not believe it likely that a chapter 7 trustee will wait for the future distribution(s) from the Reliance Liquidator, but that he will instead seek to sell the Reliance Claim to a third party. In such an event, any such third party will not be likely to purchase the Reliance Claim absent a significant discount, to reflect both the time-value of money as well as the risk that the Reliance Liquidation may not make future distributions as anticipated. Hence, the liquidation value of the Reliance Claim is lower than its value under the Plan. The same logic applies with respect to the liquidation valuation of the Debtors’ patents and patent applications – while the Debtors believe these assets to be worth potentially as much as $100,000 in connection with an ongoing operation, they believe these assets to have no or very little value in a liquidation.

The Debtors believe that confirmation of the Plan represents the best method for Class 4 Creditors to receive any distribution on account of their Allowed Claims. If the Debtors and their Estates were liquidated in Chapter 7, as displayed on Exhibit “D” to this Disclosure Statement, the Debtors do not believe that these Creditors would receive any distribution.

First, the Bankruptcy Court has found, by final non-appealed order, that the Bean Group holds perfected liens and security interests to virtually all of the Debtors’ assets (excluding the Avoidance Actions). Only approximately $1,300,000 of the proceeds from the GEF Sale remain (subject to potential recoveries from the Indemnity Escrow Account and the Tax Account), while the Bean Group’s Secured Claim amounts to more than $2.7 million. Therefore, after payment of these proceeds to the Bean Group, approximately $1.3 million would have to be paid to the Bean Group pursuant to its liens and security interests prior to proceeds of the Debtors’ remaining assets becoming available for distribution to Unsecured Creditors. Added to this remaining Claim would be the Bean Group’s potential rights under the Bankruptcy Court’s cash collateral orders, which granted the Bean Group replacement liens to the extent of the reduction in value of the Bean Group’s cash collateral. This remaining Claim would swallow virtually all, if not all, of the Reliance Claim and potentially other assets. Moreover, upon a liquidation of the Debtors’ remaining assets, the Debtors would not have any funds with which to market their intellectual property assets, continue operations to capitalize on those assets, or to otherwise avoid the sale of their assets at liquidation value, while Chapter 11 Administrative Claims are likely to swallow any funds that are realized from such liquidation.

Second, the costs of administration of the Bankruptcy Cases and of any potential Chapter 7 bankruptcy case(s) would have to be paid prior to any distributions to Allowed General Unsecured Claims or to Allowed Subordinated Claims. These costs would, at a minimum, include the Chapter 7 trustee’s (or trustees’) commission(s) under section 326 of the Bankruptcy Code, and the fees and expenses of counsel retained by the trustee(s).

B. Benefits of Substantive Consolidation

The Plan provides for the substantive consolidation of the Debtors and for the merger of DNA into TeraForce. Substantive consolidation is a process whereby the assets and liabilities of two or more separate entities are combined into one consolidated entity. In the process, Claims between the separate entities are cancelled, as are joint and co- obligations, which become the single obligation of the consolidated entity.

Substantive consolidation is highly advisable for the Debtors and for their Creditors. First, the Debtors have operated a consolidated cash management system, whereby one of the Debtors has made cash available to the other on a need basis. Netting out these complicated and numerous transactions, for the purpose of determining which Debtor owed the other Debtor any funds, would be complicated and would require extensive accounting fees and expenses. These fees and expenses would dilute any recovery to Unsecured Creditors. Second, TeraForce has provided sizable loans to DNA in the past. Including these loans among the Claims to be paid by DNA would dilute the distribution to DNA’s other Unsecured Creditors, while providing no significant benefit to TeraForce’s Unsecured Creditors. Third, the assets of both Debtors would have to be separated, which would be a costly process for some of those assets, including causes of action, claims, and personal property, while other assets, such as the NOL, may not be separated at all. Fourth, the Debtors are joint or co- obligors on several obligations and Claims. Separating these obligations and Claims, and factoring in resulting contribution, indemnity, and guarantee Claims, would be highly complex and expensive.

Substantive consolidation allows the Debtors to avoid the above-referenced complications, fees, and costs, and provides a straight forward, effective, and relatively inexpensive method to resolve the outstanding issues and Claims between the Debtors as among themselves, and between the Debtors jointly to third parties. In this sense, substantive consolidation for these Debtors is highly beneficial and advisable.

The biggest risk for Creditors with respect to substantive consolidation is if the Creditors of one of the Debtors would receive a materially higher distribution without substantive consolidation than they would with substantive consolidation. This risk, however, is either minimal or not present at all with respect to these Debtors. This is because: (i) both Debtors’ assets are subject to the Bean Group’s security interests and liens, and to Administrative Claims; (ii) both Debtors are otherwise liable on several of their individually largest obligations; and (iii) fees and expenses (as discussed above) related to separating and segregating the Debtors’ assets and liabilities, and settling their Intercompany Claims, would wipe out any benefit that the Unsecured Creditors of one of the Debtors may obtain without substantive consolidation.

As explained on Exhibit “D” to this Disclosure Statement, absent confirmation of the Plan, the Unsecured Creditors of both of the Debtors are likely to receive no distribution at all with or without substantive consolidation. Therefore the Plan, with its requirement of substantive consolidation, represents the best recovery to Unsecured Creditors of each of the Debtors.

ARTICLE XI.
ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan, including the continued operation of the Debtors under their current debt structures and the liquidation of the Debtors. After studying these alternatives, the Debtors concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, assuming confirmation of the Plan and consummation of the transactions contemplated by the Plan. The following discussion provides a summary of the Debtors’ analysis leading to its conclusion that the Plan will provide the highest value to holders of Claims.

A. Liquidation Alternative through Chapter 7

The Debtors have analyzed whether a chapter 7 liquidation of the assets of the Debtors would be in the best interest of holders of Claims. That analysis reflects a liquidation value that is materially lower than the value that may be realized through the Plan. The Debtors believe that liquidation would result in substantial diminution in the value to be realized by holders of Unsecured Claims because:

(i)	the failure to realize the greater going-concern value of some of the Debtors’ assets;

(ii)	additional administrative expenses involved in the appointment of a trustee or trustees, attorneys, accountants, and other professionals to assist such trustee(s) in the case of a chapter 7 proceeding;

(iii)	the Bean Group would not release its liens and security interests in and to the Debtors’ assets, thereby leaving little, if any, unencumbered assets for the benefit of Unsecured Creditors, and, if the Bean Group had a deficiency Claim, that Claim would dilute any distribution to holders of other Unsecured Claims if there was any distribution on account of such Claims;

(iv)	the Bean Group would not fund administrative expenses and Priority Claims, meaning that these Claims would have to be paid prior to Unsecured Claims;

(v) the Debtors would lose the benefits of their NOL;

(vi)	Intercompany Claims would not be cancelled, thereby requiring significant expenses related to calculating and netting the same, and thereby diluting recoveries to other Creditors;

(vii)	parties released though the Plan would not waive their sizable (approximately $880,000) Claims, thereby diluting recoveries to other Creditors; and

(vi)	the substantial time which would elapse before creditors would receive any distribution in respect of their Claims.

Consequently, the Debtors believe that the Plan provides a substantially greater return to holders of Claims than would liquidation through Chapter 7.

B. Alternative if Plan is not Confirmed

If the Plan is not confirmed, the Debtors or any other party in interest in the Chapter 11 Case could attempt to formulate and propose a different plan or plans of reorganization. Such plans might involve either a reorganization and continuation of the Debtor’s business, an orderly liquidation of the Debtors’ assets, or a combination thereof. Further, if no plan of reorganization can be confirmed, the Bankruptcy Cases may be converted to liquidation proceedings under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee would be elected or appointed to liquidate the assets of the Debtors. The proceeds of the liquidation would be distributed to the creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code.

In any event, the Debtors strongly believe that, if the Plan is not confirmed, the Bean Group will stop funding the Debtors and their reorganization and that it would move in the Bankruptcy Court for relief from the automatic stay to foreclose on and liquidate its collateral, including all of the Debtors’ cash and other assets, leaving little to no assets available for liquidation for the benefit of other Creditors. Additionally, this could lead to defaults under the GEF Sale Documents, and to GEF drawing down the amount of the Indemnity Escrow Account.

ARTICLE XII.
RISK FACTORS

A. Estimated Recovery Risks

The following is intended as a summary of certain risks associated with the Plan, but it is not exhaustive and must be supplemented by the analysis and evaluation made by each holder of a Claim with such holder’s own advisors.

The Reorganized Debtor will be capitalized by the cash proceeds remaining from the GEF Sale, which the Reorganized Debtor will hold in trust for the benefit of Claims to be paid by the Reorganized Debtor under the Plan, and the Bean Group will release its liens and security interests in said cash to the extent necessary to enable the Reorganized Debtor to satisfy its obligations under the Plan. The amount of these cash proceeds exceeds by several times any reasonable estimate of the Claims that the Reorganized Debtor will be responsible for paying under the Plan, and both the Reorganized Debtor and its assets will remain within the jurisdiction of the Bankruptcy Court for the purpose of ensuring that the Reorganized Debtor will satisfy those obligations. Therefore, the holders of those Claims (Allowed Administrative Claims, Allowed KERP Claims, Allowed Priority Claims and Class 4 Claims) do not face any material risk in having their Allowed Claims paid as provided for in the Plan.

The Vista Claims contain significantly more risk. VISTA has denied liability, and is able to hire counsel and advance the costs necessary to defend itself. The Debtors and/or the Reorganized Debtor will most likely have to initiate litigation to recover on the Vista Claims; litigation which could be complicated, lengthy, and costly. The result of any such litigation cannot be predicted, and Creditors are warned that there is a possibility that the Reorganized Debtor will recover nothing on account of the Vista Claims, even after it has expended funds in attempting to liquidate and litigate the Vista Claims. On the other hand, if the Reorganized Debtor obtains a favorable judgment, the Debtors believe that VISTA will be able to pay any judgment or settlement.

B. Bankruptcy Risks

Insufficient Acceptances. For the Plan to be confirmed, each impaired Class of Claims is given the opportunity to vote to accept or reject the Plan. With regard to such impaired voting Classes, the Plan will be deemed accepted by a Class of impaired Claims if the Plan is accepted by Claimants of such Class actually voting on the Plan who hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the total Allowed Claims of the Class voted. Only those members of a Class who vote to accept or reject the Plan will be counted for voting purposes. The Debtors reserve the right to request confirmation pursuant to the cramdown provisions in section 1129(b) of the Bankruptcy Code, which will allow confirmation of the Plan regardless of the fact that a particular Class of Claims or Equity Interests has not accepted the Plan. However, there can be no assurance that any impaired Class of Claims under the Plan will accept the Plan or that the Debtors would be able to use the Cramdown provisions of the Bankruptcy Code for confirmation of the Plan.

Confirmation Risks. The following specific risks exist with respect to confirmation of the Plan:

(a) Any objection to confirmation of the Plan can either prevent confirmation of the Plan, or delay such confirmation for a significant period of time.

(b) Since the Proponents may be seeking to obtain approval of the Plan over the rejection of one or more impaired Classes of Claims, the cramdown process could delay confirmation.

Conditions Precedent. Confirmation of the Plan and occurrence of the Effective Date are subject to certain conditions precedent that may not occur. The Debtors, however, will work diligently with all parties in interest to ensure that all conditions precedent are satisfied.

ARTICLE XIII.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

THE PLAN AND ITS RELATED TAX CONSEQUENCES ARE COMPLEX. MOREOVER, MANY OF THE INTERNAL REVENUE CODE PROVISIONS DEALING WITH THE FEDERAL INCOME TAX ISSUES ARISING FROM THE PLAN HAVE BEEN THE SUBJECT OF RECENT LEGISLATION AND, AS A RESULT, MAY BE SUBJECT TO AS YET UNKNOWN ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS. THE DEBTORS HAVE NOT REQUESTED A RULING FROM THE INTERNAL REVENUE SERVICE (THE “IRS”) OR AN OPINION OF COUNSEL WITH RESPECT TO THESE MATTERS. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT. THERE ALSO MAY BE STATE, LOCAL OR OTHER TAX CONSIDERATIONS APPLICABLE TO EACH CREDITOR. CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE PLAN TO THEM UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

ARTICLE XIV.

THE PLAN

THE FOLLOWING IS A SUMMARY OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH THE CONSUMMATION OF THE PLAN. THIS SUMMARY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN.

A. Classification and Treatment Summary

All Allowed Claims, except Allowed Administrative Claims, and Allowed KERP Claims, are placed in Classes under the Plan. A Claim is classified within a particular Class only to the extent that the Claim qualifies under the description of that Class. A Claim which is properly includible in more than one Class is only entitled to inclusion within a particular Class to the extent that it qualifies under the description of such Class, and shall be included within a different Class(es) to the extent that it qualifies under the description of such different Class(es).

1. Unclassified Claims

Allowed Administrative Claims. In full and final satisfaction of Allowed Administrative Claims, each such Allowed Administrative Claim shall, unless otherwise agreed, be paid by the Reorganized Debtor in full in Cash by no later than the later of: (a) ten (10) days after the Effective Date; or (b) ten (10) days after becoming an Allowed Administrative Claim. Allowed Administrative Claims that represent liabilities incurred on or after the Petition Date, but prior to the Effective Date, in the ordinary course of the Debtors’ business which may be paid in the ordinary course of the Debtors’ business without order of the Bankruptcy Court shall be paid by the Debtors and/or the Reorganized Debtor, as appropriate, in accordance with the agreements related thereto, and subject to the Debtors’ and/or the Reorganized Debtor’s, as appropriate, right to contest the allowance or payment of same.

Holders of Administrative Claims, other than: (a) Allowed Administrative Claims; (b) Administrative Claims that represent liabilities incurred on or after the Petition Date, but prior to the Effective Date, in the ordinary course of the Debtors’ business which may be paid in the ordinary course of the Debtors’ business without order of the Bankruptcy Court; (c) Administrative Claims that constitute fees or charges assessed against the Estates under Chapter 123, Title 28, United States Code; and (d) Administrative Claims held by GEF subject to payment from the Indemnity Escrow Account under the GEF Sale Documents or applicable order of the Bankruptcy Court, must by no later than the Administrative Claims Bar Date: (x) file an application with the Bankruptcy Court for allowance of the Administrative Claim; (y) serve a copy of such application on counsel for the Debtors, counsel for the Committee, counsel for the Bean Group, and the United States Trustee; and (z) file and serve a notice of the filing of the application on all other parties entitled to notice in the Bankruptcy Case. Failure to file and serve such application and notice by the Administrative Claims Bar Date shall result in the Administrative Claim being forever barred and discharged.

Any Allowed Administrative Claim held by GEF arising under the GEF Sale Documents shall be satisfied in full from the Indemnity Escrow Account under the provisions of the GEF Sale Documents and any applicable order of the Bankruptcy Court, subject to the Reorganized Debtor’s and the Bean Group’s rights and abilities to contest the same as otherwise appropriate. Any Administrative Claim held by GEF not subject to payment from the Indemnity Escrow Account under the GEF Sale Documents or applicable order of the Bankruptcy Court, or in excess thereof, shall be treated as provided for in Section 3.1.1 of the Plan subject to its becoming an Allowed Administrative Claim as otherwise applicable under section 503(b) of the Bankruptcy Code.

Allowed KERP Claims. KERP Claims remaining unpaid as of the Effective Date shall be deemed Allowed in the amount of $57,799, to be split among the Persons entitled thereto as provided for in the KERP Order, and shall be paid solely by the Reorganized Debtor no later than the later of: (i) ten (10) business days after the Effective Date; or (ii) in the event of dispute or litigation concerning the allowance or payment of any KERP Claim, three (3) business days after a Final Order allowing such KERP Claim.

2. Classified Claims and Interests

Class 1: Allowed Priority Claims. Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim: (i) the amount of such Allowed Priority Claim, in cash, on or as soon as practicable after the later of (a) thirty (30) days after the Effective Date, or (b) the date that is ten (10) Business Days after such Claim becomes an Allowed Priority Claim; or (ii) such other treatment as may be agreed upon in writing by the holder of such Claim and the Debtors or the Reorganized Debtor, as applicable.

Class 2: Allowed Secured Claim of the Bean Group. The Bean Group shall have an Allowed Secured Claim in the amount of $2,789,993.19.

In exchange for $1 million of its Allowed Secured Claim, the Bean Group shall receive 100% of the newly issued stock of the Reorganized Debtor as provided for in section 7.3 of the Plan, free and clear of the liens, claims, interests, and encumbrances of any Claim or Creditor or holder of an Equity Interest. The Bean Group shall retain the balance of its Allowed Secured Claim ($1,789,993.19) against the Reorganized Debtor and the Bean Group shall retain its Prepetition lien against the Debtors and the Estates which shall attach automatically and without need for further action to the assets of the Reorganized Debtor to secure the payment thereof; provided, however, that the retention of this lien shall be subject to a carve-out for, and shall not interfere with, the requirements of the Reorganized Debtor to pay Allowed Administrative Claims, Allowed KERP Claims, Allowed Priority Claims, Allowed Secured Claims (other than the Bean Group’s), and Allowed Class 4 Claims as set forth below. The Bean Group and the Reorganized Debtor may, as they deem advisable, execute loan and security documents to evidence the Reorganized Debtor’s obligations to the Bean Group as provided for in this section; provided, however, that the execution thereof shall not be a condition precedent to the validity and extent of said obligations.

Class 3: Allowed Secured Claims (other than the Bean Group). All Secured Claims, other than those of the Bean Group, are deemed unsecured in full under section 506(a) of the Bankruptcy Code and all such Secured Claims shall be deemed to be Class 4 Unsecured Claims; provided, however, that if the holder of a Secured Claim disagrees with this treatment, such holder may file a motion for valuation with the Bankruptcy Court no later than ten (10) Business Days after the Effective Date requesting that the Bankruptcy Court determine the validity and extent, if any, of said Secured Claim, whereafter, after a Final Order from the Bankruptcy Court, said Secured Claim shall be an Allowed Secured Claim in Class 3 to the extent so found in said Final Order and an Unsecured Claim in Class 4 to the extent so found. Failure by the holder of a Secured Claim to file such a motion by this deadline shall be deemed a permanent waiver by that holder of any rights, arguments, or abilities it may otherwise have had to assert the allowance of its Secured Claim under section 506(a) of the Bankruptcy Code, but shall be without prejudice to the Allowance of the Secured Claim as an Unsecured Claim or to any of the said holder’s Unsecured Claim(s). In addition to the standing of any other party as may otherwise be appropriate, the Bean Group and the Reorganized Debtor (or Debtors, if prior to the Effective Date) shall have standing to contest the requested valuation and to contest the allowance of any Secured Claim (other than the Secured Claim(s) of the Bean Group).

With respect to Allowed Secured Claims (other than the Secured Claim(s) of the Bean Group), where the collateral securing the Allowed Secured Claim is transferred to the Reorganized Debtor, the Reorganized Debtor shall be responsible for the payment of the Allowed Secured Claim which the Reorganized Debtor shall have an option at its sole discretion for the payment thereof as follows: (i) the Reorganized Debtor may, at the Reorganized Debtor’s option no later than ten (10) Business Days after a Final Order allowing the Allowed Secured Claim, return the collateral securing said Allowed Secured Claim to the holder thereof in full and final satisfaction, release, and discharge of said Allowed Secure Claim; or (ii) the Reorganized Debtor may, no later than ten (10) Business Days after a Final Order allowing the Allowed Secured Claim, pay in cash in full the value of said Allowed Secured Claim, without interest and attorney’s fees, in full and final satisfaction, release, and discharge of said Allowed Secured Claim.

Class 4: Allowed General Unsecured Claims. In full and final satisfaction of Allowed Unsecured Claims, each holder of an Allowed Unsecured Claim shall be paid, without interest and attorney’s fees, on account of such Allowed Unsecured Claim a Pro Rata Share in cash from the $475,000 fund established by the Plan for Class 4 Creditors. As set forth more fully in Section 7.5 of the Plan, this fund may be increased by up to $175,000. Wyatt, Carmichael, all officers and directors of the Debtors and each of the individual members of the Bean Group agree to waive their right to any and all distributions as Class 4 Creditors. Confirmation of the Plan will also prohibit any holder of a Class 4 Claim from seeking to require any holder of a Class 5 claim who does not specifically file the motion set forth in Section 4.5.1 of the Plan to transfer whatever they receive to the Class 4 holders pursuant to the terms of the 12% Convertible Subordinated Note Agreement dated June 30, 2005 (the “Note Agreement”). Any holder of a Class 5 Claim who files the motion described in Section 4.5.1 of the Plan shall remain subject to the requirement contained in the Note Agreement which requires that any distribution received by the holder of a subordinated note be delivered to the holder(s) of Senior Indebtedness as that term is defined in the Note Agreement.

Class 5: Allowed Subordinated Claims. The Plan deems any Claim under those certain 12% Convertible Subordinated Notes Due June 30, 2005 of TeraForce Technology Corporation to be a Subordinated Claim, and section 4.5.1 of the Plan applies only to such deemed Subordinated Claims. With respect to said Claims only, the holders have two treatment options:

(i) to the extent that the holder thereof disputes that it is a Subordinated Claim, such holder must, by the same date that is set by the Court for the filing of objections to this Plan, file a motion with the Bankruptcy Court contesting said deemed subordination and serve such as otherwise appropriate. If a Class 5 Claimant chooses this option then such Claim holder will (i) waive and not receive the settlement treatment provided for in Section 6.4 of the Plan and (ii) such Holder will remain subject to the provisions of the Note Agreement which require that any distribution received by the holder of a subordinated note be delivered to the holder(s) of Senior Indebtedness as that term is defined in the Note Agreement.

(ii) if the holder thereof does not dispute being a Subordinated Claim as set forth in Section 4.5.1 of the Plan, then such holder shall receive its pro-rata share of the settlement set forth in Section 6.4 of the Plan in full satisfaction of its claim. The Allowed Subordinated Claims shall not receive any other distribution with respect to their Claims from the Debtors nor otherwise be subject to any requirement under the 12% Convertible Subordinated Notes Due June 30, 2005 to transfer any interest they receive to any other creditor in this case.

Class 6: Allowed Equity Interests. Holders of Equity Interests shall receive no distribution or any property under the Plan on account of said Equity Interests, said Equity Interests shall be cancelled, and new common stock in the Reorganized Debtor issued to the Bean Group, as otherwise provided for in the Plan.

B. Executory Contracts and Unexpired Leases

1. Rejection. Effective on and as of the Effective Date, all of the Debtors’ and the Estates’ Executory Contracts that have not previously been assumed or assumed and assigned or rejected by the Debtors shall be deemed rejected pursuant to section 365 of the Bankruptcy Code.

2. GEF Executory Obligations. Notwithstanding anything contained in the Plan to the contrary, none of the Debtors’ or the Estates’ executory obligations arising from any of the GEF Sale Documents are affected by the Plan, and all such rights and obligations shall be transferred to the Reorganized Debtor and shall become the sole responsibility of the Reorganized Debtor as otherwise provided for thereby and by applicable law.

3. Claims for Rejection Damages. Claims for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any Executory Contract, whether rejected prior to the Effective Date or deemed rejected as a result of the Plan, must be filed with the Bankruptcy Court and served on the Reorganized Debtor not later than thirty (30) days after the Effective Date. All Claims for such damages not timely filed and properly served as prescribed herein shall be forever barred and the holder of such a Claim shall not be entitled to participate in any distribution under the Plan.

The Debtors believe that the only potential rejection damages claims that could be asserted, and that have not been included as Class 4 General Unsecured Claims for purposes of estimating distributions in this Disclosure Statement, are potential rejection damages claims held by Robert P. Capps and Herman M. Frietsch as a result of the rejection of their employment agreements under the Plan. However, both of these Creditors have agreed to waive such rejection damages claims under the Plan, and only in the event that the Plan is confirmed, resulting in no net effect on distributions to Unsecured Creditors.

4. Objections to Claim Based On Rejection Damages. Parties-in-interest shall be entitled to file objections to Claims based on the rejection of an Executory Contract in the Plan under the law, rules, and provisions governing standing otherwise applicable to objections to claims under the Bankruptcy Code; provided, however, that any such objection shall be filed no later than one hundred and twenty days after the later: of (a) the date that such Claim is filed; or (b) the Effective Date.

5. Responsibility for Rejection Damages. Any Claim arising from the rejection of an Executory Contract that is deemed a prepetition claim under the Bankruptcy Code shall, if Allowed, and only to the extent Allowed, be treated as a Claim in Class 4 under the terms provided for in the Plan unless said Claim is successfully subordinated in which case it shall be treated as a Class 5 Claim. As explained above, the Debtors do not believe that any such Unsecured Claims will be asserted or Allowed that are not included within Class 4 General Unsecured Claims for estimation purposes in this Disclosure Statement. Any such Claim that is deemed an Administrative Claim by the Bankruptcy Code shall, if allowed, and only to the extent allowed, be the sole responsibility of the Reorganized Debtor under the provisions of the Plan applicable to the payment of (but not the filing of) Allowed Administrative Claims

C. Settlements

1. Settlements Between Carmichael and the Bean Group. Carmichael and the Bean Group are parties to an Intercreditor Agreement dated March 9, 2005. The Bean Group will make a one time cash payment of $275,000.00 to Carmichael payable within thirty (30) days after the Effective Date in full and final satisfaction of any claim that Carmichael may have against the Bean Group under the Intercreditor Agreement. Carmichael and the members of the Bean Group referred to in Section 4.4.1 agree to vote their Class 4 Claims to accept the Plan.

2. Settlements Between Carmichael and Wyatt. During the pendency of the Chapter 11 case, Carmichael, Wyatt and S&G proposed the Competing Plan and deposited $250,000 into the registry of the Court. Wyatt withdrew his support for the Competing Plan and Carmichael asserted that he was damaged thereby which Wyatt denies. In full and final satisfaction of any and all claims Carmichael might have against Wyatt, Carmichael will receive:

(a) $25,000 from the funds on deposit in the registry of the Court pursuant to a separate order which will be entered by the Court at or immediately after the Confirmation Hearing, and

(b) Wyatt will pay Carmichael the sum of $40,000 within ten (10) days after the Effective Date and before release of the LOC.

3. Settlements Between Wyatt and the Committee. During the pendency of the Chapter 11 case, the Committee negotiated with Wyatt with respect to the Competing Plan and claims to have detrimentally relied on it in numerous respects and asserts claims against Wyatt with respect to his withdrawal of support thereof which Wyatt denies. In full and final satisfaction of any and all claims the Committee and the Debtors might have against Wyatt:

(a) the Reorganized Debtor will receive $225,000 from the funds on deposit in the registry of the Court pursuant to a separate order which will be entered by the Court at or immediately after the Confirmation Hearing. As set forth in Section 7.4 of the Plan, this money will be used to pay part of the sum provided in Section 4.4.1 of the Plan for payment to Class 4 Creditors. The Reorganized Debtor will pay to Wyatt the sum of $125,000 within fifteen days of receipt of funds arising from the Reliance Claim.

(b) Wyatt agrees to vote his Allowed Class 4 Claim to accept the Plan.

(c) Wyatt will receive a 90% interest in the Vista Claims after payment in full of all attorneys’ fees and expenses associated therewith. The remaining 10% interest in the Vista Claims will be retained by the Reorganized Debtor.

(d) The LOC will be released and the original returned to Wyatt ten days after the Effective Date provided that Wyatt has already paid the $40,000 to Carmichael referred to in Section 6.2.2 of the Plan.

4. Settlement Between Wyatt and the holders of 12% Convertible Subordinated Notes Due June 30, 2005. During the pendency of the Chapter 11 case, Carmichael, Wyatt and S&G Associates, for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005 proposed the Competing Plan. Wyatt withdrew his support for the Competing Plan and S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, asserted that they were damaged thereby which Wyatt denies. In full and final satisfaction of all claims, S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, might have against Wyatt, Wyatt agrees to pay S&G for itself and for other holders of 12% Convertible Subordinated Notes Due June 30, 2005, as agent for the Class 5 Creditors, 5% of 100% of the proceeds of the Vista Claims after payment in full of all attorneys’ fees and expenses related thereto. S&G agrees to solicit the Class 5 Creditors to vote in favor of the Plan. If the Plan is confirmed, then Wyatt, by virtue of its confirmation, waives his right, as to any holders of Allowed Class 5 Claims, to subject any such holders to account and deliver any distribution received by such holders of Allowed Class 5 Claims to the holder(s) of Senior Indebtedness, as that term is defined in the Note Agreement. This waiver does not, in any event, apply to any holder of an Allowed Class 5 Claim who files the motion described in Section 4.5.1(i) of the Plan. As to such holder, Wyatt’s rights under the Note Agreement shall remain unabridged and unaffected. If Wyatt or the Bean Group (or any member thereof) receives any money from the funds established in Section 7.5 of the Plan, on account of a successful motion by a holder of a Class 5 Claim, he (or they) shall immediately deposit such funds directly into the account set up to hold funds for distribution to other Class 4 creditors as referenced in Section 7.5 of the Plan. The Bean Group further agrees that its liens will not attach to any such funds.

D. Means for Execution and Implementation of the Plan

1. Substantive Consolidation. On the Effective Date and without the need of further action on the part of the Debtors, DNA shall be merged into TeraForce and TeraForce shall be the surviving Reorganized Debtor, with the Estates being automatically substantively consolidated such that there will remain, on the Effective Date, only the Reorganized Debtor’s Consolidated Estate comprised of the assets and liabilities of each of the separate Estates, subject to the discharge as provided for in the Plan, and such that: (i) all Intercompany Claims shall be canceled and disallowed and no distributions shall be made on account thereof; (ii) all guarantees of any of the Debtors of the payment, performance or collection of obligations of any of the other Debtors shall be eliminated and canceled; (iii) any obligation of the Debtors and all guarantees thereof executed by the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single Claim against the Consolidated Estate; (iv) all joint obligations of the Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Claim against the Consolidated Estate; and (v) each Claim against one of the Debtors or the Estates shall be deemed (a) filed or asserted against the Consolidated Estate, and (b) a single obligation of the Consolidated Estate.

Notwithstanding the automatic merger and substantive consolidation provided for herein, and without constituting a condition precedent to said merger and substantive consolidation, the Reorganized Debtor shall be entitled to file any appropriate document with any Governmental Unit to record or reflect said merger and substantive consolidation at the Reorganized Debtor deems advisable or appropriate, and all Governmental Units shall accept such filing.

2. Vesting of Assets. On the Effective Date, all of the Consolidated Estate’s assets shall be automatically vested in the Reorganized Debtor free and clear of all liens, claims, interests, and encumbrances except as specifically set forth in the Plan.

3. Cancellation of Stock. On the Effective Date, all outstanding stock in the Debtors shall be automatically cancelled. Simultaneously therewith, one-hundred percent of the stock of the Reorganized Debtor shall be issued to and vested in the Bean Group free and clear of all liens, claims, interests, and encumbrances and shall be allocated between the members of the Bean Group however they, in their sole discretion and judgment, determine to be appropriate, in accordance with Article XII of the Plan.

4. Funding of Plan Obligations

The Reorganized Debtor shall be solely responsible for the payment of Allowed Claims in accordance with the terms of this Plan. Except as set forth below, the Reorganized Debtor shall pay these obligations from its assets and the fund established in Section 7.5 and shall hold sufficient cash in an escrow trust account so denominated with a FDIC insured federally chartered bank to pay these obligations, including an appropriate reserve for any Claims that are or that become Disputed Claims. The Reorganized Debtor shall otherwise be solely responsible for the funding of any non-Plan operations or activities in which it engages after the Effective Date, or for non-Plan obligations which it incurs after the Effective Date; provided, however, that none of the funds to be reserved and held by the Reorganized Debtor in trust for the fulfillment of its Plan obligations may be used for any of its non-Plan obligations unless and until said Plan obligations are paid in full or otherwise disposed of as provided for in this section and subject to the additional restrictions of section 7.6 of the Plan.

5. Funding of Class 4.

(a) The Reorganized Debtor shall fund $250,000 of Bean Group cash collateral for the cash payment to be made on behalf of the Class 4 Creditors. The remaining $225,000 shall be provided out of the funds on deposit in the registry of the Court. The balance of the funds in the registry of the Court will be refunded to Carmichael.

(b) All parties recognize that Vista has filed an Unsecured Claim against the Debtors for $3.4 million. If this Claim is allowed in full, the amount of the fund payable to the Class 4 Creditors will increase by $175,000 to $650,000, which $175,000 will be payable as follows: (a) Carmichael agrees to deposit $12,500 in escrow for this purpose, (b) Wyatt agrees to deposit $81,250 in escrow for this purpose, (c) the Bean Group agrees to permit the Debtor and/or the Reorganized Debtor to deposit $81,250 of Bean Group cash collateral in escrow for this purpose, and (d) $75,000 of the $475,000 made payable to Class 4 will also be deposited in escrow. The escrow will be held at Compass Bank. The escrows will be payable on or before the Effective Date.

(c) The $250,000 held in escrow will be reduced to zero if Vista’s Unsecured Claim is disallowed and the escrowed funds returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor. If the Vista’s Unsecured Claim is allowed in an amount between 0 and $3.4 million, the $250,000 held in escrow will be ratably reduced. For example, if Vista’s Unsecured Claim is allowed in the amount of $1.7 million or 50% of the amount claimed, then the amount payable to the Class 4 Creditors will increase by 50% of the additional $175,000 deposited in escrow or $87,500 for a total of $562,500, and the balance of the $125,000 in the escrow will be returned to Carmichael, Wyatt, the Class 4 Creditors and the Bean Group/Reorganized Debtor in proportion to the amounts originally deposited.

6. Capitalization of the Reorganized Debtor. The Bean Group shall capitalize the Reorganized Debtor by allowing the Reorganized Debtor to retain all proceeds remaining from the GEF Sale, and which the Reorganized Debtor will be able to use to fulfill its obligations under the Plan. The Reorganized Debtor will have the benefit of said cash remaining after payment of such obligations to fund future operations as it will deem appropriate, and the Bean Group shall have the ability to invest additional funds in the Reorganized Debtor as it may deem appropriate; provided, however, that the Bean Group shall have no obligations to fund or invest in the Reorganized Debtor other than its obligations under the Plan, including in the event that the assets of the Reorganized Debtor may be insufficient for the Reorganized Debtor to fulfill its obligations under the Plan, except that the Bean Group shall be prohibited from withdrawing funds from the Reorganized Debtor or foreclosing on its security interests in the cash of the Reorganized Debtor to the extent necessary to enable the Reorganized Debtor to make all payments required of it by the Plan on Allowed Administrative Claims, Allowed KERP Claims, Allowed Priority Claims, Allowed Secured Claims only as provided for in the Plan, including by holding sufficient funds in reserve representing any of the foregoing Claims that are or may become Disputed Claims.

7. Release of Bulk-Sale and Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the transfer of assets to GEF under the GEF Sale Documents shall not subject the Debtors, the Estates, GEF, the Consolidated Estate, or the Reorganized Debtor to any taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording or any other similar tax on any of said transfers, and all so-called “bulk sales” laws shall be waived accordingly in all applicable jurisdictions.

All taxing authorities who have or may be able to assert such tax claims or any similar claims released herein and based on said transfers are enjoined and prohibited from attempting to collect any such taxes or similar claims from any of the foregoing parties.

The Debtors, their Estates, the Consolidated Estate, the Bean Group, and the Reorganized Debtor are released from any obligations imposed pursuant to paragraph 40 of the GEF Sale Order, and funds in the Tax Account (as defined in said paragraph) shall be transferred to the Reorganized Debtor may be used by the Reorganized Debtor to fund its obligations under the Plan

8. Post-Confirmation Operations. The Reorganized Debtor will emerge from bankruptcy retaining eleven patents and three pending patent applications. Pre-bankruptcy, the Debtors attempted to generate royalty income from the licensing of the patents. After the Plan is confirmed, the Reorganized Debtor intends to resume marketing the use of the patents to third parties, primarily through licensing arrangements. The royalties received in connection with the licenses will generate cash flow to fund the Reorganized Debtor’s operations. However, it should be noted that in order to achieve this goal, the Bean Group will have to contribute a minimum of $3 Million in the near term above and beyond the capital retained by the Reorganized Debtor pursuant to the Plan for the Reorganized Debtor to be successful. In the long term, the Bean Group anticipates investing as much as $10 Million of additional capital. These considerations will not affect the Reorganized Debtor’s funding obligations under the Plan, because the Reorganized Debtor will be capitalized with sufficient cash, to be held by it in trust, to enable it to satisfy its payment and funding obligations under the Plan.

9. Disputed Claims Reserve. Each distribution from the Reorganized Debtor shall be subject to the Disputed Claim Reserve, which shall be funds reserved by the Reorganized Debtor on account of Disputed Claims and shall represent the amount that would be distributed on account of said Disputed Claims if said Disputed Claims were Allowed and were to receive their Pro Rata Share of said distribution. Upon the Allowance of a Disputed Claim which had not been paid during a prior distribution(s) on account of having been disputed or contested, the Reorganized Debtor shall distribute the appropriate Pro Rata Share on account of such Allowed Disputed Claim from the Disputed Claim Reserve. Upon the disallowance by Final Order of a Disputed Claim for which funds were placed into the Disputed Claim Reserve, the corresponding funds shall be released from the Disputed Claim Reserve and may be used by the Reorganized Debtor as otherwise appropriate.

10. Dates of Distribution. The Reorganized Debtor shall have the discretion to declare distributions on account of Class 4 Allowed General Unsecured Claims with due regard being given to the Disputed Claim Reserve. Each distribution from the Reorganized Debtor on account of Class 4 Allowed General Unsecured Claims and from the Disputed Claims Reserve, shall be made by distributing Pro Rata Shares of the distribution. Pro Rata Shares of distributions from other than the Disputed Claim Reserve shall be calculated as though the Disputed Claims the subject of the Disputed Claim Reserve were Allowed.

11. Means of Cash Payment. Cash payments from the Reorganized Debtor shall be made by check drawn on, or by wire transfer from, a domestic bank.

12. Delivery of Distributions. Distributions and deliveries to the holders of Class 4 Allowed Claims shall be made at the addresses set forth on the respective proofs of Claim filed in this case. If no proof of Claim is filed, distributions shall be made at the last known address or as reflected in the Schedules. If any distribution is returned as undeliverable, no further distribution shall be made on account of such Allowed Claim unless and until the Reorganized Debtor is notified of such holder’s then current address, at which time all missed distributions shall be made to the holder of such Allowed Claim unless forfeited as otherwise provided for in the Plan. All claims for undeliverable distributions shall be made on or before the first anniversary of the attempted distribution. After such date, all unclaimed property shall revert to the Reorganized Debtor, and the Allowed Claim of any holder with respect to such property shall be discharged and forever barred.

13. Time Bar to Cash Payments. Checks issued by the Reorganized Debtor with respect to Allowed Claims shall be null and void if not cashed within ninety (90) days of the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any Claim with respect to such a voided check shall be made on or before the first anniversary of the date of issuance of such check. After such date, all Claims with respect to void checks shall be discharged and forever barred.

E. Maintenance of Causes of Action. The Plan reserves and preserves all claims and causes of action, defenses, setoffs, recoupments, and claim objections held by the Debtors or their Estates, including, without limitation, all Avoidance Actions, the Vista Claims, and the Reliance Claim, except where specifically released in the Plan.

F. Conduct of Vista Litigation. The Debtors and the Reorganized Debtor will pursue the Vista Claims on behalf of itself Wyatt and the Class 5 Allowed Subordinated Claims under the following terms and conditions:

1. Counsel. The Debtors will hire a lawyer to pursue the litigation, and may use Munsch Hardt in the interim. The Parties anticipate that the litigation will be commenced by the filing of an objection to the $3.4 million Unsecured Claim filed by VISTA in the Bankruptcy Court along with a counterclaim for damages based on the Vista Claims.

2. Expenses. The Debtors and/or the Reorganized Debtor will fund out of pocket expenses and attorneys fees up to a maximum of $85,000. The source of this funding will be the Bean Group’s cash collateral. Wyatt will fund the balance if any above $85,000. The fee arrangement may be hourly, contingency or hybrid as Wyatt and the Reorganized Debtor may agree.

3. Recoveries. All recoveries will be divided first to repay all attorneys fees and expenses in full and then to Wyatt, the Reorganized Debtor and the Class 5 Allowed Subordinated Claims in accordance with the following percentages: (1) Wyatt – 85%; (2) Reorganized Debtor – 10%; and (3) Class 5 – 5%.

4. Settlement. Decisions on any settlement proposal will be dealt with as follows:

(a) The lawyer handling the Vista Claims shall present settlement proposals to the Reorganized Debtor, Wyatt and S&G.

(b) Except as set forth below, there must be a unanimous consent to any settlement proposal. Should any party decide to reject a proposal which the other two parties want to accept, then the rejecting party may purchase the cause of action from the parties who want to accept it for the amount they would have received if the settlement were accepted. For example, assume the Debtor and/or the Reorganized Debtor spent the full $85,000 in expenses and the Reorganized Debtor and S&G want to accept a settlement in the amount of $1,085,000 million and Wyatt decides to reject it. Wyatt may purchase the cause of action by first paying the Reorganized Debtor $85,000 in expenses plus $100,000 being 10% of the $1 million settlement and $50,000 to Class 5 being 5% of the settlement.

5. Lien Waiver. Notwithstanding anything contained in this Plan, the Bean Group waives its lien on the Vista Claims.

G. Resolution and Treatment of Disputed Claims

1. Standing to Object to Claims. In addition to all other parties that may otherwise have standing to object to a Claim if the Reorganized Debtor is obligated to pay said Claim under the Plan, the Bean Group, the Reorganized Debtor, the UST, and all other holders of Claims against the Reorganized Debtor shall have specific standing to object to the allowance of said Claim.

2. Objection Deadline. All objections to Claims shall be served and filed by the Objection Date; however, the Objection Date shall not apply to Claims which are not reflected in the claims register, including any alleged informal proofs of Claim. Unless arising from an Avoidance Action, any proof of Claim filed after the Effective Date shall be of no force and effect and need not be objected to by the Reorganized Debtor. Any Disputed Claim may be litigated to Final Order. The Reorganized Debtor may compromise and settle any Disputed Claim without the necessity of any further notice or approval of the Bankruptcy Court, and Bankruptcy Rule 9019 shall not apply to any settlement of a Disputed Claim after the Effective Date; provide, however, that nothing contained herein shall apply to the Allowance of a Professional Claim for which approval from the Bankruptcy Court is required.

3. Creditor Response to Objection. With respect to any objection to a Claim filed by the Reorganized Debtor prior to the expiration of thirty (30) days from the date of service of the objection, the Claimant whose Claim was the subject of the objection must file with the Bankruptcy Court and serve a response to the objection upon the Reorganized Debtor and all parties who request notice of such matters in the manner prescribed in the Notice of the Effective Date. Failure to file and serve such a response within the thirty (30) days shall cause the Bankruptcy Court to enter a default judgment against the non-responding Claimant and thereby grant the relief requested in the Objection.

4. No Waiver of Right to Object. Except as expressly provided in the Plan, nothing contained in the Disclosure Statement, the Plan, or the Confirmation Order shall waive, relinquish, release or impair the Reorganized Debtor’s, or other appropriate party-in-interest’s right to object to any Claim.

5. Allowance of Disputed Claims. Nothing contained in the Plan, the Disclosure Statement, or Confirmation Order shall change, waive or alter any requirement under applicable law that the holder of a Disputed Claim must file a timely proof of Claim, and the holder of such Disputed Claim who is required to file a proof of Claim and fails to do so, shall receive no distribution through the Plan and the Claim shall be discharged. The adjudication and liquidation of Disputed Claims is a determination and adjustment of the debtor/creditor relationship, and is therefore an exercise of the Bankruptcy Court’s equitable power to which the legal right of trial by jury is inapplicable. The holder of any Disputed Claim shall not have a right to trial by jury before the Bankruptcy Court with respect to any such Claim. Exclusive venue for any proceeding involving a Disputed Claim shall be in the Bankruptcy Court or a court of competent jurisdiction located in Dallas County, Texas. Disputed Claims shall each be determined separately, except as otherwise ordered by the Bankruptcy Court. The Reorganized Debtor shall retain all rights of removal to federal court as to any proceeding involving a Disputed Claim.

6. Amendments to Claims; Claims Filed After the Confirmation Date. Except as otherwise provided in the Plan, a Claim may not be filed with the Bankruptcy Court or amended after the Confirmation Date without the prior authorization of the Bankruptcy Court. Except as otherwise provided in the Plan, any new or amended Claim filed with the Bankruptcy Court after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Reorganized Debtor.

H. Discharge

1. Discharge of the Reorganized Debtor. The terms, covenants and consideration under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtor, the Reorganized Debtor or the Assets, including, without limitation, all Unsecured Claims or Secured Claims. Except as otherwise expressly provided for in the Plan, upon the Effective Date, both the Reorganized Debtor and its successors in interest and assigns shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, demands and liabilities that arose before the Effective Date, and all debts of any kind specified in section 502(g), 502(h), or 502(l) of the Bankruptcy Code, whether or not: (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; (c) the holder of a Claim based upon such debt has accepted this Plan; or (d) the Claim has been Allowed, Disallowed, or estimated pursuant to section 502(c) of the Bankruptcy Code. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Reorganized Debtor and its successors-in-interest and assigns other than those obligations specifically set forth pursuant to the Plan.

2. Injunction. Provided that the Effective Date occurs, the entry of the Confirmation Order shall and shall be deemed to permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability against the Estates, or who have held, currently hold or may hold an Equity Interest in the Debtors, from taking any of the following actions on account of such Claim or Equity Interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Estates, the Reorganized Debtor, or the Bean Group with respect to any property to be distributed under the Plan including funds or reserves held or maintained by any of them pursuant to this Plan; (ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, the Estates, the Reorganized Debtor, or the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to the Plan; (iii) creating, perfecting or enforcing in any manner directly or indirectly, any lien, charge or encumbrance of any kind against the Debtors, the Estates, the Reorganized Debtor, or the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to the Plan; and (iv) proceeding in any manner in any place whatsoever against the Debtors, the Estates, or the Bean Group with respect to any property to be distributed under the Plan, including funds or reserves held or maintained by any of them pursuant to the Plan in any way that does not conform to, or comply, or is inconsistent with, the provisions of the Plan; provided, however, that such injunction shall not preclude any party in interest from seeking to enforce or interpret the terms of the Plan through an action commenced in the Bankruptcy Court.

I. Jurisdiction of the Bankruptcy Court Following the Effective Date, and notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Cases and all matters arising in, or related to, the Bankruptcy Cases to the fullest extent permitted by law, including jurisdiction to:

1. To hear and determine motions, applications, adversary proceedings, and contested matters pending or commenced after the Effective Date;

2. To hear and determine objections (whether filed before or after the Effective Date) to, or requests for estimation of, any Claim or Equity Interest, and to enter any order requiring the filing of proof of any Claim or Equity Interest before a particular date;

3. To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided in the Plan;

4. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

5. To construe and to take any action to enforce the Plan, and the Confirmation Order;

6. To issue such orders as may be necessary for the implementation, execution and consummation of the Plan and to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, and the Confirmation Order;

7. To hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, the Disclosure Statement or in any order of the Bankruptcy Court including, without limitation, the Confirmation Order;

8. To hear and determine all applications for Administrative Claims as provided for under the Plan;

9. To hear and determine all issues arising under the KERP Order or related to the allowance, payment, or dispute regarding the KERP Claims.

10. To hear and determine other issues presented or arising under the Plan, including disputes among holders of Claims and arising under agreements, documents or instruments executed in connection with the Plan;

11. To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

12. To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

13. To enter the Final Decree; and

14. To hear and determine any action concerning the recovery and liquidation of assets, wherever located, including without limitation litigation to liquidate and recover assets that consist of Claims, rights and causes of action against third parties and actions seeking declaratory relief with respect to issues relating to or affecting assets; and to hear and determine any action concerning the determination of taxes, tax refunds, tax attributes, and tax benefits and similar or related matters with respect to the Debtors, the Estates, or the Reorganized Debtor including, without limitation, matters concerning federal, state, local and other taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

J. Miscellaneous Provisions

1. Payment of Statutory Fees. All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code and arising prior to the Effective Date, shall be paid by the Estates on or before the Effective Date or by the Reorganized Debtor.

2. Retention of Actions and Defenses. All claims, rights, defenses, offsets, recoupments, causes of action, actions in equity, or otherwise, whether arising under the Bankruptcy Code or federal, state, or common law, as well as all claims, rights, defenses, offsets, recoupments, and causes of action arising under chapter 5 of the Bankruptcy Code (including without limitation the Avoidance Actions) with respect to the Debtors, unless released in the Plan, shall be preserved under the Plan.

3. Committee. The Committee shall cease operating and dissolve on the Effective Date; provided, however, that notwithstanding said dissolution, the Committee shall remain in existence and have standing for the sole purposes of (i) filing, litigating, and obtaining, to the extent otherwise appropriate, Administrative Claims and the payment thereof asserted by its professionals; (ii) filing and litigating an objection to any motion(s) filed by a holder(s) of a Class 5 Claim(s) pursuant to Section 4.5.1 of the Plan; and (iii) to enforce the return of any such funds as set forth in Section 6.4 of the Plan; provided however, that the fees incurred by the Committee with respect to items (ii) and (iii) after the Effective Date shall be paid from the fund established in Section 7.5 of the Plan.

4. Unclaimed Property. Subject to the provisions of Section 8.5 of the Plan, which shall control with regard to unclaimed distribution to Class 4 Creditor, if any property distributed by the Reorganized Debtor remains unclaimed for a period of two (2) years after it has been delivered (or delivery has been attempted) or has otherwise been made available, such unclaimed property shall be forfeited by the Person entitled to receive the property and the unclaimed property and the right to receive it shall revert to and vest in the Reorganized Debtor free and clear of any rights, claims or interests. At least once a year until the Bankruptcy Cases are closed, the Reorganized Debtor shall file with the Bankruptcy Court a schedule that identifies the name and last-known address of holders of all unclaimed distributions. The use of regular mail, postage prepaid, to the last known address of a holder of a Claim shall constitute delivery for purposes of this Section.

5. Plan Controls. To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the Plan, the terms and provisions of the Plan shall control.

ARTICLE XV.
CONCLUSION

The Proponents urge holders of Claims in impaired Classes to vote to ACCEPT the Plan and to evidence such acceptance by returning their ballots so that they will be received on or before 5:00 p.m., Central Time, on March 31, 2006.

DATED: MARCH 1, 2006.

TERAFORCE TECHNOLOGY
CORPORATION, and
DNA COMPUTING SOLUTIONS, INC.

By: /s/ Robert P. Capps
Robert P. Capps
Executive Vice President
and Chief Financial Officer

MUNSCH HARDT KOPF & HARR, P.C.

By: /s/ Davor Rukavina

Joseph J. Wielebinski, Esq.

Texas Bar No. 21432400

Davor Rukavina, Esq.

Texas Bar No. 24030781

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75202-2790

Telephone: (214) 855-7500

Facsimile: (214) 978-4375

ATTORNEYS FOR THE

DEBTORS-IN-POSSESSION

— AND —

WEYCER, KAPLAN, PULASKI

& ZUBER, P.C.

By: /s/ Edward L. Rothberg

Edward L. Rothberg, Esq.

Texas Bar No. 17313990

Hugh M. Ray, III, Esq.

Texas Bar No. 24004246

11 Greenway Plaza

Suite 1400

Houston, Texas 77046

Telephone: (713) 961-9045

Facsimile: (713) 961-5341

ATTORNEYS FOR

DALLAS 1123626_1 6177.2

THE BEAN GROUP